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                                                             Exhibit 2

                                                             Conformed Copy




















                        AGREEMENT AND PLAN OF MERGER


                  dated as of the 25th day of March, 1995


                               by and between



                     THE BANK OF NEW YORK COMPANY, INC.


                                    and



                   THE PUTNAM TRUST COMPANY OF GREENWICH













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                             TABLE OF CONTENTS


                                                                       Page

      RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

      A.  BNY . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
      B.  Putnam Trust  . . . . . . . . . . . . . . . . . . . . . . .     1
      C.  The Merger  . . . . . . . . . . . . . . . . . . . . . . . .     1
      D.  Certain Letters . . . . . . . . . . . . . . . . . . . . . .     1
      E.  Intention of the Parties  . . . . . . . . . . . . . . . . .     2
      F.  Board Approvals . . . . . . . . . . . . . . . . . . . . . .     2
      G.  Shareholder and Regulatory Approvals  . . . . . . . . . . .     2


                                 ARTICLE I

                        The Merger; Effective Time;
                  Closing; Organization of the Merger Bank

      1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . .     3
      1.2  Effective Time . . . . . . . . . . . . . . . . . . . . . .     3
      1.3  Closing  . . . . . . . . . . . . . . . . . . . . . . . . .     4
      1.4  Organization of the Merger Bank  . . . . . . . . . . . . .     4


                                 ARTICLE II

              Name, Main Office, Governing Documents, Capital,
                Directors and Officers of the Surviving Bank

      2.1  Name and Main Office of the Surviving Bank . . . . . . . .     4
      2.2  Certificate of Incorporation of the
                  Surviving Bank  . . . . . . . . . . . . . . . . . .     5
      2.3  By-laws of the Surviving Bank  . . . . . . . . . . . . . .     5
      2.4  Directors of the Surviving Bank  . . . . . . . . . . . . .     5
      2.5  Certain Officers of the Surviving Bank . . . . . . . . . .
      2.6  Capital Stock of the Surviving Bank  . . . . . . . . . . .     5


                                ARTICLE III

                        Effect of Merger on Shares;
                       Election; Exchange Procedures

      3.1  Conversion and Cancellation of Shares of
                  Putnam Trust Common Stock . . . . . . . . . . . . .     6
      3.2  Exchange of Old Certificates for New
                  Certificates  . . . . . . . . . . . . . . . . . . .     7

            (a)  Appointment of Exchange Agent  . . . . . . . . . . .     7
            (b)  Exchange Procedures  . . . . . . . . . . . . . . . .     7
            (c)  Fractional Shares  . . . . . . . . . . . . . . . . .     8

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            (d)  Distributions with Respect to
                        Unexchanged Shares  . . . . . . . . . . . . .     8
            (e)  Transfers  . . . . . . . . . . . . . . . . . . . . .     9
            (f)  No Liability . . . . . . . . . . . . . . . . . . . .     9

      3.3  Dissenters' Shares . . . . . . . . . . . . . . . . . . . .     9
      3.4  Shares of Merger Bank Common Stock . . . . . . . . . . . .     9


                                 ARTICLE IV

                       Representations and Warranties

      4.1   Mutual Representations and Warranties
                  of BNY and Putnam Trust . . . . . . . . . . . . . .    10

            (a)  Recitals True  . . . . . . . . . . . . . . . . . . .    10
            (b)  Corporate Qualification  . . . . . . . . . . . . . .    10
            (c)  Corporate Authority  . . . . . . . . . . . . . . . .    10
            (d)  Governmental Filings; No Violations  . . . . . . . .    11
            (e)  Reports and Financial Statements . . . . . . . . . .    12
            (f)  Absence of Certain Events and Changes  . . . . . . .    14
            (g)  Knowledge as to Conditions . . . . . . . . . . . . .    14
            (h)  Litigation . . . . . . . . . . . . . . . . . . . . .    14
            (i)  Brokers and Finders  . . . . . . . . . . . . . . . .    15

      4.2  Additional Representations and Warranties
                  of BNY  . . . . . . . . . . . . . . . . . . . . . .    15

            (a)  Capital Stock  . . . . . . . . . . . . . . . . . . .    15
            (b)  Representations Regarding the Merger Bank  . . . . .    15

      4.3  Additional Representations and Warranties
                  of Putnam Trust . . . . . . . . . . . . . . . . . .    16

            (a)  Capital Stock  . . . . . . . . . . . . . . . . . . .    16
            (b)  Subsidiaries . . . . . . . . . . . . . . . . . . . .    17
            (c)  Loans; OREO  . . . . . . . . . . . . . . . . . . . .    17
            (d)  Properties . . . . . . . . . . . . . . . . . . . . .    18
            (e)  Compliance with Laws . . . . . . . . . . . . . . . .    19
            (f)  Taxes  . . . . . . . . . . . . . . . . . . . . . . .    20
            (g)  Material Agreements  . . . . . . . . . . . . . . . .    22
            (h)  Labor Matters  . . . . . . . . . . . . . . . . . . .    23
            (i)  Employee Benefits  . . . . . . . . . . . . . . . . .    23
            (j)  Environmental Matters  . . . . . . . . . . . . . . .    25
            (k)  Insurance  . . . . . . . . . . . . . . . . . . . . .    26
            (l)  Interest of Certain Persons  . . . . . . . . . . . .    27
            (m)  Administration of Fiduciary Accounts . . . . . . . .    27
            (n)  Interest Rate Risk Management Instruments;
                  Derivatives; Certain Other Securities . . . . . . .    28

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            (o)  Noncompete Provisions  . . . . . . . . . . . . . . .    28
            (p)  Antitakeover Provisions Inapplicable . . . . . . . .    29
            (q)  Absence of Certain Developments  . . . . . . . . . .    29

      4.4  Exceptions to Representations and Warranties . . . . . . .    29


                                 ARTICLE V

                                 Covenants

      5.1   Conduct of Business Pending the
                  Effective Time  . . . . . . . . . . . . . . . . . .    30
      5.2   Dividends . . . . . . . . . . . . . . . . . . . . . . . .    34
      5.3   Certain Policies of Putnam Trust  . . . . . . . . . . . .    35
      5.4   Acquisition Proposals . . . . . . . . . . . . . . . . . .    35
      5.5   Shareholder Approval  . . . . . . . . . . . . . . . . . .    36
      5.6   Filings; Other Actions  . . . . . . . . . . . . . . . . .    36
      5.7   Information Supplied  . . . . . . . . . . . . . . . . . .    37
      5.8   Accountants' Letters  . . . . . . . . . . . . . . . . . .    38
      5.9   Access and Information  . . . . . . . . . . . . . . . . .    38
      5.10  Notification of Certain Matters . . . . . . . . . . . . .    39
      5.11  Publicity . . . . . . . . . . . . . . . . . . . . . . . .    40
      5.12  Employee Benefit Plans  . . . . . . . . . . . . . . . . .    40
      5.13  Options . . . . . . . . . . . . . . . . . . . . . . . . .    41
      5.14  Expenses  . . . . . . . . . . . . . . . . . . . . . . . .    42
      5.15  Indemnification; Directors' and
                  Officers' Insurance . . . . . . . . . . . . . . . .    42
      5.16  Antitakeover Provisions . . . . . . . . . . . . . . . . .    44
      5.17  Affiliate Agreements  . . . . . . . . . . . . . . . . . .    44
      5.18  Stock Exchange Listing  . . . . . . . . . . . . . . . . .    44
      5.19  Efforts to Consummate . . . . . . . . . . . . . . . . . .    44
      5.20  Reports . . . . . . . . . . . . . . . . . . . . . . . . .    45
      5.21  Accounting and Tax Treatment  . . . . . . . . . . . . . .    45


                                 ARTICLE VI

                                 Conditions

      6.1  Conditions to Each Party's Obligation
                  to Effect the Merger  . . . . . . . . . . . . . . .    45

            (a)  Shareholder Approval . . . . . . . . . . . . . . . .    45
            (b)  Governmental and Regulatory Consents . . . . . . . .    45
            (c)  Litigation . . . . . . . . . . . . . . . . . . . . .    46
            (d)  Registration Statement . . . . . . . . . . . . . . .    46
            (e)  Blue Sky Approvals . . . . . . . . . . . . . . . . .    46
            (f)  Listing  . . . . . . . . . . . . . . . . . . . . . .    46
            (g)  Opinion of Tax Counsel . . . . . . . . . . . . . . .    47

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      6.2  Conditions to Obligation of BNY  . . . . . . . . . . . . .    47

            (a)  Representations and Warranties . . . . . . . . . . .    47
            (b)  Performance of Obligations of Putnam Trust . . . . .    48
            (c)  Opinion of Counsel . . . . . . . . . . . . . . . . .    48

      6.3  Conditions to Obligation of Putnam Trust . . . . . . . . .    48

            (a)  Representations and Warranties . . . . . . . . . . .    48
            (b)  Performance of Obligations of BNY  . . . . . . . . .    48
            (c)  Opinion of Counsel . . . . . . . . . . . . . . . . .    48


                                ARTICLE VII

                                Termination

      7.1  Termination  . . . . . . . . . . . . . . . . . . . . . . .    49
      7.2  Effect of Termination and Abandonment  . . . . . . . . . .    50
      7.3  Termination Fee  . . . . . . . . . . . . . . . . . . . . .    50


                                ARTICLE VIII

                               Miscellaneous

      8.1   Survival  . . . . . . . . . . . . . . . . . . . . . . . .    53
      8.2   Modification or Amendment . . . . . . . . . . . . . . . .    54
      8.3   Waiver of Conditions  . . . . . . . . . . . . . . . . . .    54
      8.4   Counterparts  . . . . . . . . . . . . . . . . . . . . . .    54
      8.5   Governing Law . . . . . . . . . . . . . . . . . . . . . .    54
      8.6   Notices . . . . . . . . . . . . . . . . . . . . . . . . .    54
      8.7   Entire Agreement, Etc.  . . . . . . . . . . . . . . . . .    56
      8.8   Definitions of "subsidiary", "prior
                  consultation" and "knowledge"; Covenants
                  with Respect to Subsidiaries  . . . . . . . . . . .    56
      8.9   Captions  . . . . . . . . . . . . . . . . . . . . . . . .    57
      8.10  Severability  . . . . . . . . . . . . . . . . . . . . . .    57
      8.11  No Third Party Beneficiaries  . . . . . . . . . . . . . .    57


                                  ANNEXES

1.    Form of Letter Agreement
2.    Form of Supplement
3.    Form of Certificate of Incorporation
4.    Schedule of Certain Employment Agreements
5.    Form of Affiliate Agreement

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                           INDEX OF DEFINED TERMS


                                                                Location of
Term                                                             Definition

Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . 5.4
Acquisition Transaction . . . . . . . . . . . . . . . . . . . . 7.3(b)(i)
Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . 5.17(a)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Antitakeover Provisions . . . . . . . . . . . . . . . . . . . . 5.16
Asset Classification  . . . . . . . . . . . . . . . . . . . . . 4.3(c)(ii)
BHC Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recital A
Banking Regulators  . . . . . . . . . . . . . . . . . . . . . . 4.1(h)
BNY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
BNY Common Stock  . . . . . . . . . . . . . . . . . . . . . . . Recital A
BNY Person  . . . . . . . . . . . . . . . . . . . . . . . . . . 7.3(b)(i)
By-laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.3
Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2
Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.15(a)
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.3
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . 1.3
Commissioner  . . . . . . . . . . . . . . . . . . . . . . . . . Recital G
Compensation Plans  . . . . . . . . . . . . . . . . . . . . . . 4.3(i)(i)
Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.1(d)(ii)
CTBL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recital G
Derivative Securities . . . . . . . . . . . . . . . . . . . . . 4.3(n)
Disclosure Letter . . . . . . . . . . . . . . . . . . . . . . . 4.4(a)
Dissenters' Shares  . . . . . . . . . . . . . . . . . . . . . . 3.1(c)
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . 1.2(a)
Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.3(i)(i)
Environmental Law . . . . . . . . . . . . . . . . . . . . . . . 4.3(j)(i)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.3(i)(i)
ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . 4.3(i)(iii)
Exception Shares  . . . . . . . . . . . . . . . . . . . . . . . 3.1(c)
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . 4.1(d)(i)
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . 3.2(a)
Exchange Offer  . . . . . . . . . . . . . . . . . . . . . . . . 7.3(b)(iii)
Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . 3.1(a)(i)
Fair Lending Laws . . . . . . . . . . . . . . . . . . . . . . . 4.1(h)
FDI Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recital G
FDIC Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . Recital G
Federal Reserve . . . . . . . . . . . . . . . . . . . . . . . . Recital G
Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7.3(a)
Fee Termination Event . . . . . . . . . . . . . . . . . . . . . 7.3(a)
Fee Trigger Event . . . . . . . . . . . . . . . . . . . . . . . 7.3(c)
Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.2(a)
Governing Documents . . . . . . . . . . . . . . . . . . . . . . 4.1(b)(i)
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . 4.1(d)(i)
Hazardous Substance . . . . . . . . . . . . . . . . . . . . . . 4.3(j)(i)
Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . 5.15(a)
Internal Revenue Code . . . . . . . . . . . . . . . . . . . . . Recital E

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knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.8(b)
Latest Balance Sheet  . . . . . . . . . . . . . . . . . . . . . 4.3(c)
Letter Agreements . . . . . . . . . . . . . . . . . . . . . . . Recital D
Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . 4.3(q)(i)
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.3(a)(ii)
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . 4.4(c)
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recital C
Merger Bank . . . . . . . . . . . . . . . . . . . . . . . . . . Recital C
NASD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.1(d)(i)
New Certificate . . . . . . . . . . . . . . . . . . . . . . . . 3.1(a)(ii)
NYBL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recital F
NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.2(c)
Old Certificate . . . . . . . . . . . . . . . . . . . . . . . . 3.1(a)(ii)
Old Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(a)(ii)
OREO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.3(c)(iv)
Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . . . 4.3(i)(ii)
Permissible Activities  . . . . . . . . . . . . . . . . . . . . 4.3(o)
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.3(b)
Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.3(i)(ii)
Preliminary Fee Trigger Event . . . . . . . . . . . . . . . . . 7.3(b)
prior consultation  . . . . . . . . . . . . . . . . . . . . . . 8.8(b)
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . 5.6
Putnam Trust  . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Putnam Trust Common Stock . . . . . . . . . . . . . . . . . . . Recital B
Putnam Trust Meeting  . . . . . . . . . . . . . . . . . . . . . 5.5
Putnam Trust Options  . . . . . . . . . . . . . . . . . . . . . 5.13
Putnam Trust Preferred Stock  . . . . . . . . . . . . . . . . . Recital B
Putnam Trust Stock Plans  . . . . . . . . . . . . . . . . . . . 4.3(a)(i)
Registration Statement  . . . . . . . . . . . . . . . . . . . . 5.6
Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . Recital G
Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.1(e)
Representatives . . . . . . . . . . . . . . . . . . . . . . . . 5.9
SCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(c)
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.1(e)(i)
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . 4.1(d)(i)
Securities Laws . . . . . . . . . . . . . . . . . . . . . . . . 4.1(e)(ii)
subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . 8.8(a)
Superintendent  . . . . . . . . . . . . . . . . . . . . . . . . Recital G
Surviving Bank  . . . . . . . . . . . . . . . . . . . . . . . . Recital C
Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.3(f)(i)
Tender Offer  . . . . . . . . . . . . . . . . . . . . . . . . . 7.3(b)(iii)

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            AGREEMENT AND PLAN OF MERGER, dated as of the 25th day of
March, 1995 (this "Agreement"), by and between The Bank of New York, Inc. ("BNY") and The Putnam Trust Company of Greenwich ("Putnam Trust").

                                  RECITALS

            A. BNY. BNY has been duly incorporated and is an existing corporation in good standing under the laws of the State of New York, with its principal executive offices located in New York, New York. As of the date hereof, BNY has 350,000,000 authorized shares of common stock, par value $7.50 per share ("BNY Common Stock"), of which not more than 188,500,000 shares are outstanding as of the date hereof, 5,000,000 authorized shares of preferred stock, no par value per share, of which not more than 184,000 shares of 8.60% Cumulative Preferred Stock are outstanding as of the date hereof, and 5,000,000 authorized shares of Class A preferred stock, par value $2.00 per share, of which not more than 221,000 shares of Class A, 7.75% Cumulative Convertible Preferred Stock are outstanding as of the date hereof (no other class or series of capital stock being authorized). BNY is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

            B. Putnam Trust. Putnam Trust has been duly organized and is an existing state bank and trust company in good standing under the laws of Connecticut, with its principal executive offices located in Greenwich, Connecticut. As of the date hereof, Putnam Trust has 10,000,000 authorized shares of common stock, no par value ("Putnam Trust Common Stock"), of which not more than 3,400,000 shares are outstanding as of the date hereof, and 5,000,000 authorized shares of preferred stock, par value $100 per share ("Putnam Trust Preferred Stock"), none of which is outstanding as of the date hereof (no other class or series of capital stock being authorized).

            C.  The Merger.  At the Effective Time (as defined in
Section 1.2(a)), the parties to this Agreement intend to effect the merger (the "Merger") of Putnam Trust with and into a state bank and trust company that will be organized as a wholly owned subsidiary of BNY (the "Merger Bank"), with the Merger Bank the surviving state bank and trust company in the Merger (the "Surviving Bank"), but with the name changed to that of Putnam Trust.

            D. Certain Letters. As an inducement to and condition of BNY's willingness to enter into this Agreement, the majority of the directors of Putnam Trust have entered into letter agreements with BNY, each in substantially the

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form of Annex 1 to this Agreement (collectively, the "Letter Agreements").

            E. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (including the rules and regulations thereunder, the "Internal Revenue Code").

            F. Board Approvals. The Board of Directors of BNY (at a meeting duly called and held) has determined that this Agreement and the transactions contemplated hereby are in the best short-term and long-term interests of its shareholders and has approved this Agreement. The Board of Directors of Putnam Trust (at a meeting duly called and held), taking into consideration (i) the long-term as well as the short-term interests of Putnam Trust, (ii) the interests of the shareholders of Putnam Trust, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of Putnam Trust, (iii) the interests of Putnam Trust's employees, customers, creditors and suppliers,
(iv) community and societal considerations including those of each community in which an office or facility of Putnam Trust is located and
(v) such other factors as the directors considered appropriate in determining what the directors believe to be in the best interests of Putnam Trust, has approved this Agreement.

            G. Shareholder and Regulatory Approvals. Consummation of the Merger is subject to (i) the prior approval of the shareholders of Putnam Trust, (ii) the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act, (iii) the prior approval of the Federal Reserve under the Federal Deposit Insurance Act, as amended (the "FDI Act"), and the Federal Reserve Act, as amended (in the event that BNY shall elect in accordance with Section 1.4(c) for the Merger Bank and/or the Surviving Bank to be organized as a member bank), (iv) the prior approval of the Federal Deposit Insurance Corporation (the "FDIC") under the FDI Act (in the event that BNY shall elect that the Merger Bank shall not be a member bank), (v) the prior approval of the Banking Com-missioner of the State of Connecticut (the "Commissioner") under The Banking Law of Connecticut (the "CTBL") and (vi) the prior approval of the New York Superintendent of Banks (the "Superintendent") under the New York Banking Law (the "NYBL") (items (ii) through (vi) together with any other regulatory approvals required for the transactions contemplated hereby, collectively, the "Regulatory Approvals"), among other conditions specified herein.

            NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                 ARTICLE I

                        The Merger; Effective Time;
                  Closing; Organization of the Merger Bank

            1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Putnam Trust and the Merger Bank shall consummate the Merger, in which Putnam Trust shall be merged with and into the Merger Bank, and the separate corporate existence of Putnam Trust shall thereupon cease. The Merger shall have the effects specified in the CTBL.

            1.2 Effective Time. (a) Subject to the terms and conditions of this Agreement, the parties to this Agreement will cause a copy of this Agreement and the approval of the Commissioner referred to in Recital G to be filed with the Secretary of the State of Connecticut as provided in
Section 36-193u of the CTBL (the "Filing"). The Merger shall become effective at such time as the Filing has been filed with such Secretary of the State, or at such other time as the parties hereto may agree in writing in accordance with applicable law. The date and time when the Merger shall become effective is herein referred to as the "Effective Time".

            (b) BNY and Putnam Trust will use reasonable efforts to cause the Effective Time to occur at a time and date specified by BNY, which time and date shall be not later than the opening of business on the first business day of the month next commencing after the date of satisfaction or waiver of the last of the conditions specified in Sections 6.1(a) and (b) of this Agreement; provided, that if such first business day of a month is to occur fewer than 5 days after such date of satisfaction or waiver, the Effective Time shall be not later than the opening of business on the first business day of the next succeeding month. Notwithstanding anything to the contrary in this Section 1.2, the parties hereto may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may agree in writing, consistent with the provisions of the CTBL.

            1.3 Closing. The closing of the Merger (the "Closing") shall take place at such place within The City of New York as the parties hereto shall agree, at 8:00 a.m. on the date when the Effective Time is to occur. The date upon which the Closing shall occur is herein referred to as the "Closing Date".

            1.4   Organization of the Merger Bank.  (a)  Subject to
Section 8.2 and the receipt of the applicable Regulatory Approvals, prior to the Effective Time BNY will take all action necessary to (i) organize the Merger Bank as a state bank and trust company under the laws of the State of Connecticut and (ii) cause the Merger Bank to become a party to this Agreement, to be evidenced by the execution by the Merger Bank and each of the members of its Board of Directors of a supplement to this Agreement, in substantially the form of Annex 2, and delivery thereof to each of BNY and Putnam Trust.

            (b) Putnam Trust agrees to, and BNY agrees to cause the Merger Bank to, enter into any additional merger or related agreements between Putnam Trust and the Merger Bank and make any additional regulatory filings as BNY shall determine to be appropriate or necessary in order to consummate the Merger.

            (c) As promptly as reasonably practicable after the date hereof, BNY shall elect, after prior consultation with Putnam Trust, whether the Merger Bank and/or the Surviving Bank shall be organized as a state member bank of the Federal Reserve System. BNY shall promptly notify Putnam Trust upon the making of such election, and thereafter Putnam Trust shall cooperate in the making of any applications and filings as may be reasonably appropriate or necessary as a result thereof.


                                 ARTICLE II

              Name, Main Office, Governing Documents, Capital,
                Directors and Officers of the Surviving Bank

            2.1 Name and Main Office of the Surviving Bank. The name of the Surviving Bank shall be "The Putnam Trust Company of Greenwich", and the main office of the Surviving Bank shall be located in Greenwich, Connecticut at the present main office of Putnam Trust. The Surviving Bank shall continue as a state bank and trust company organized under the CTBL.

            2.2 Certificate of Incorporation of the Surviving Bank. At the Effective Time, the certificate of incorporation of the Merger Bank, as then in effect, shall by virtue of the Merger be amended and restated to read as set forth in Annex 3, until duly amended in accordance with the terms thereof and the CTBL; such certificate of incorporation, as so amended and restated, shall be the certificate of incorporation of the Surviving Bank (the "Certificate").

            2.3 By-laws of the Surviving Bank. By virtue of the Merger, the by-laws of the Surviving Bank shall be amended to read as the by-laws of Putnam Trust, as in effect at the Effective Time (the "By-laws"), until duly amended in accordance with the terms thereof, the Certificate and the CTBL.

            2.4 Directors of the Surviving Bank. The directors of the Merger Bank at the Effective Time shall continue as the directors of the Surviving Bank and, together with such additional directors as may thereafter be elected, shall hold such office until such time as their successors are elected and qualified in accordance with the terms of the CTBL, the Certificate and the By-laws. The board of directors of the Surviving Bank shall initially consist of not less than seven nor more than twenty-five members.

            2.5 Certain Officers of the Surviving Bank. At the Effective Time, the employment agreements set forth in Annex 4 to this Agreement and relating to certain officers of Putnam Trust as of the date hereof shall, by virtue of the Merger, be assumed by the Surviving Bank, and the Merger Bank, by executing and delivering the supplement to this Agreement referred to in Section 1.4, agrees as the Surviving Bank in the Merger to perform each such agreement in the same manner and to the same extent that Putnam Trust would have been required to perform such agreement absent consummation of the Merger.

            2.6 Capital Stock of the Surviving Bank. The amount of capital stock of the Surviving Bank at the Effective Time shall consist of not less than $4,000,000, divided into not less than 20,000 shares of issued and outstanding common stock, par value $200 per share.

                                ARTICLE III

                        Effect of Merger on Shares;
                       Election; Exchange Procedures

            3.1 Conversion and Cancellation of Shares of Putnam Trust Common Stock. (a) At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder:

            (i) Subject to Section 3.2(c), each share of Putnam Trust Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares (as defined in
      Section 3.1(c)), shall be converted at the Effective Time into the right to receive 1.312 (the "Exchange Ratio") duly authorized, validly issued, fully paid and nonassessable shares of BNY Common Stock (together with any related preferred stock purchase rights); provided, that the Exchange Ratio may be adjusted in accordance with
      Section 3.1(b) (whereupon any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as so adjusted).

          (ii) All shares of Putnam Trust Common Stock, other than Dissenters' Shares (as defined in Section 3.1(c)), issued and outstanding immediately prior to the Effective Time (collectively, the "Old Shares") shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate (an "Old Certificate") formerly representing the Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, upon exchange of such Old Certificate in accordance with Section 3.2, a certificate representing the shares of BNY Common Stock (a "New Certificate") and any payment to which such holder is entitled pursuant to this Article III.

            (b) In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the shares of BNY Common Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of BNY, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

            (c)   For purposes of this Agreement, "Exception Shares" means
(i) shares of Putnam Trust Common Stock owned, other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, by BNY or a subsidiary (as defined in Section 8.8) of BNY or held by Putnam Trust or a subsidiary of Putnam Trust in treasury or (ii) shares of Putnam Trust Common Stock ("Dissenters' Shares") that have not been voted in favor of approval of the Merger and with respect to which dissenters' rights have been perfected in accordance with Section 36-193u of the CTBL and Section 33-374 of the Connecticut Stock Corporation Act (the "SCA").

            3.2 Exchange of Old Certificates for New Certificates. (a) Appointment of Exchange Agent. From and after the Effective Time until the end of the six-month period following the Effective Time, BNY shall make available or cause to be made available to an exchange agent (which may be a subsidiary of BNY) appointed prior to the Effective Time by BNY and reasonably satisfactory to Putnam Trust (the "Exchange Agent") New Certifi-cates and cash in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates and payments that may be required in exchange for Old Certificates pursuant to this Article III. At the end of such six-month period, any such New Certificates and cash remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be returned to BNY. Any former holders of Old Shares who have not theretofore exchanged their Old Certificates for New Certificates and cash payment pursuant to this Article III shall thereafter be entitled to look exclusively to BNY and only as general creditors thereof for the shares of BNY Common Stock and any cash payment to which they become entitled upon exchange of their Old Certificates pursuant to this Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Old Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (b) Exchange Procedures. Promptly after the Effective Time, BNY shall cause the Exchange Agent to mail or deliver to each person who was, at the Effective Time, a holder of record of Old Shares (other than Exception Shares) a form of letter of transmittal (designed by BNY and reasonably satisfactory to Putnam Trust) containing instructions for use in effecting the surrender of Old Certificates in exchange for New Certificates and any payments pursuant to this Article III. Upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Old

Certificate shall be entitled to receive in exchange therefor a New Certificate representing the shares of BNY Common Stock, and a check in the amount, if any, to which such holder is entitled pursuant to this Article III, and the Old Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any amount payable upon surrender of Old Certificates. If any New Certificate or cash payment is to be issued or made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such New Certificate or the making of such cash payment in a name other than that of the registered holder of the Old Certificate surrendered, or shall estab-lish to the satisfaction of BNY that any such taxes have been paid or are not applicable. An Affiliate (as defined in Section 5.17) of Putnam Trust shall not be entitled to receive any New Certificate or cash payment pursu-ant to this Article III until such Affiliate shall have duly executed and delivered an appropriate agreement described in Section 5.17.

            (c) Fractional Shares. Notwithstanding Section 3.1 or any other provision of this Agreement, no fractional shares of BNY Common Stock will be issued in exchange for Old Shares hereunder, and any holder of Old Shares entitled hereunder to receive a fractional share of BNY Common Stock but for this Section 3.2(c) will be entitled hereunder to receive instead a cash payment in lieu thereof, without interest, in an amount equal to the product of the fraction of a share to which such holder would otherwise have been entitled and the per share closing sale price of BNY Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions Tape (or, in the absence thereof, as reported in such other source upon which BNY and Putnam Trust shall agree) for the immediately preceding day on which BNY Common Stock is traded on the NYSE.

            (d) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provision of this Agreement, no dividends or other distributions with a record date after the Effective Time shall be paid to any person holding an Old Certificate until such Old Certificate has been surrendered for exchange as provided herein. Following surrender of any such Old Certificate, there shall be paid to the holder of the New Certificate issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable in respect of the shares of BNY Common Stock represented thereby.

            (e) Transfers. At and after the Effective Time, there shall be no further registration or transfers of shares of Putnam Trust Common Stock, and the stock ledgers of Putnam Trust shall be closed. After the Effective Time, Old Certificates presented to the Surviving Bank for trans-fer shall be cancelled and exchanged for the BNY Common Stock and any cash payment to which the holder thereof is entitled pursuant to this
Article III (any certificates representing Dissenters' Shares so presented for transfer shall be treated in accordance with the provisions of Sec-tion 3.3).

            (f) No Liability. In the event that any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by BNY, the posting by such person of a bond in such amount as BNY may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, BNY shall, in exchange for such lost, stolen or destroyed Old Certificate, issue or cause to be issued the shares of BNY Common Stock and pay or cause to be paid the amounts, if any, deliverable in respect thereof pursuant to this
Article III.

            3.3 Dissenters' Shares. Dissenters' Shares shall be purchased and paid for in accordance with Section 33-374 of the SCA, and the holder thereof shall not be entitled to the shares of BNY Common Stock and any other amounts otherwise issuable and payable in connection with the Merger in respect of such shares of Putnam Trust Common Stock.

            3.4 Shares of Merger Bank Common Stock. Shares of common stock of the Merger Bank issued and outstanding at the Effective Time shall remain outstanding and unchanged as shares of common stock of the Surviving Bank, shall not be affected by the Merger, and shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Bank.


                                 ARTICLE IV

                       Representations and Warranties

            4.1 Mutual Representations and Warranties of BNY and Putnam Trust. Subject to Section 4.4, BNY hereby repre-sents and warrants to Putnam Trust, and Putnam Trust hereby represents and warrants to BNY, that:

            (a) Recitals True. The statements of fact set forth in Recitals A, B and F of this Agreement with respect to it are true.

            (b) Corporate Qualification. (i) It is in good standing as a foreign corporation (or, in the case of Putnam Trust, as a foreign banking corporation) in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification. It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted. It has made available to the other party hereto a complete and correct copy of its Governing Documents (as defined below), each as amended to the date hereof and currently in full force and effect. "Governing Documents" with respect to any corporation or banking organization means, as of any time, (A) those instruments that at such time constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of its incorporation or organization, including the articles or certificates of its incorporation or association, any amendments thereto and any articles or certificates of merger or consolidation, and (B) its by-laws.

          (ii) Each of Putnam Trust and any subsidiary of BNY that accepts demand deposits (other than any such subsidiary that accepts solely trust funds) is an "insured depository institution" as defined in the FDI Act and applicable regulations thereunder, having its deposits insured by the FDIC, subject to applicable FDIC coverage limitations.

            (c) Corporate Authority. (i) It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only in the case of Putnam Trust to the approval by the holders of two-thirds of the outstanding shares of Putnam Trust Common Stock of the Merger insofar as required by Section 36-193u of the CTBL, to consummate the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of it enforceable against it in accordance with the terms hereof.

          (ii) Its Board of Directors (at a meeting duly called and held) has by requisite vote authorized and approved this Agreement and the transactions, including the Merger, contemplated hereby, and, in the case of Putnam Trust, (A) directed that the Merger be submitted for the approval of its shareholders in accordance with Section 36-193u of the CTBL and (B) approved the Merger and each of the Letter Agreements (at least one day prior to the execution by BNY of this Agreement and by any director of Putnam Trust of any Letter Agreement) in accordance with Sections 33-374a through 33-374f of the SCA. In the case of Putnam Trust, the majority of its nonemployee members of its Board of Directors (of which there are at least two) have approved the Merger and each of the Letter Agreements in accordance with Section 33-374e of the SCA.

            (d) Governmental Filings; No Violations. (i) Other than the Regulatory Approvals (and it knows of no Regulatory Approvals other than as specifically set forth in Recital G) and as provided in
      Section 1.2, and other than as required under the Securities
      Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"), state securities and "Blue Sky" laws, the CTBL, the NYBL and the rules of the NYSE or the National Association of Securities Dealers, Inc. (the "NASD"), no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the transactions contemplated hereby.

          (ii) The execution, delivery and performance of this Agreement by it does not and will not, and the consummation by it of any of the transactions contemplated hereby will not, constitute or result in
      (A) a breach or violation of, or a default under, its Governing Documents or the Governing Documents of any of its subsidiaries, or
      (B) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (as defined in Section 4.3(a)) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of it or any of its sub-sidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit, franchise or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts (in each case, with or without the giving of notice, the lapse of time or both). Paragraph 4.1(d) of its Disclosure Letter (as defined in Section 4.4(a)) contains a list of all consents of third parties required under any Contracts to be obtained by it or its subsidiaries prior to consummation of the Merger.

            (e) Reports and Financial Statements. (i) With respect to periods since January 1, 1992, each of it and its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the Securities and Exchange Commission (the "SEC"),
      (B) the Federal Reserve, (C) the FDIC, (D) the Commissioner, (E) the Superintendent, (F) any other applicable federal or state banking, insurance, securities, or other regulatory authorities or (G) the NYSE or the NASD, as the case may be, and has paid all fees and assessments due or payable in connection therewith, and each such report or statement, including the financial statements and exhibits thereto, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form in all material respects with all applicable statutes, rules and regulations as of the date thereof (and, in the case of reports or statements filed prior to the date hereof, without giving effect to any amend-ments or modifications filed after the date of this Agreement).

          (ii) In the case of Putnam Trust, Putnam Trust has delivered to BNY each registration statement, offering circular, report, definitive proxy statement or information statement under the Securities Act, the Exchange Act and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by it with respect to periods since January 1, 1992 through the date of this Agreement and will promptly deliver each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date hereof (collectively, with respect to Putnam Trust, its "Reports"), each in the form (including exhibits and any amendments thereto) filed with the SEC, the FDIC or the Commissioner (or if not so filed, in the form used or circulated), including, without limitation, its Annual Report on Form F-2 for the year ended December 31, 1993 and its Quarterly Reports on Form F-4 for the periods ended March 31, 1994, June 30, 1994 and September 30, 1994.

         (iii) In the case of BNY, BNY has delivered to Putnam Trust copies of its Annual Report on Form 10-K for the year ended December 31, 1993 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1994, June 30, 1994 and September 30, 1994 (collectively, with respect to BNY, its "Reports") each in the form (including exhibits and any amendments thereto) filed with the SEC.

          (iv) As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of its Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of its Reports filed after the date of this Agreement, will comply) in all material respects with the applicable Securities Laws and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (v) Each of its consolidated balance sheets included in or incorporated by reference into its Reports, including the related notes and schedules, fairly presents (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of such balance sheet and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorpo-rated by reference into its Reports, including any related notes and schedules, fairly presents (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

            (f) Absence of Certain Events and Changes. Since September 30, 1994, there has not been, in the business directly or indirectly conducted by it, any change or development or combination of changes or developments affecting it but not similarly affecting financial institutions in the Greater New York Metropolitan Area, in the case of BNY, or the State of Connecticut, in the case of Putnam Trust, that, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect (as defined in Section 4.4(c)).

            (g) Knowledge as to Conditions. As of the date of this Agreement, to its knowledge (as defined in Section 8.8(b)) there is no reason why the Regulatory Approvals and, to the extent necessary for the consummation of the transactions contemplated hereby, any other approvals, authorizations, filings, registrations and notices should not be obtained without the imposition of any condition or restriction described in the proviso to Section 6.1(b) or why the opinion of tax counsel referred to in Section 6.1(g) cannot be obtained.

            (h) Litigation. Except as disclosed in its Reports filed with the SEC or FDIC prior to the date hereof, there are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any person (including any Governmental Entity) pending or, to its knowledge, threatened or contemplated, against it or any of its subsidiaries (including, with-out limitation, under the Equal Credit Opportunity Act, the Fair
      Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Truth in Lending Act, the Fair Credit Reporting
      Act and any other applicable fair lending laws or other laws relating to discrimination in the granting or denial of credit (collectively, the "Fair Lending Laws")); and neither it nor any of its subsidiaries (nor any officer, director, controlling person or property of it or any of its subsidiaries) is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or in receipt of a commitment or supervisory letter or similar submission from, any Governmental Entity charged with the supervision or regulation of depository institutions or their affiliates or engaged in the insurance of deposits, including, without limitation, the Federal Reserve and the FDIC (collectively, the "Banking Regulators") or the supervision or regulation of it or any of its subsidiaries, and neither it nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment or supervisory letter or similar submission.

            (i) Brokers and Finders. None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except for Putnam Trust's employment of Brown Brothers Harriman & Co. pursuant to a letter agreement it has made available to BNY, as currently in full force and effect.

            4.2 Additional Representations and Warranties of BNY. In addition to its representations and warranties in Section 4.1 and subject to Section 4.4, BNY represents and warrants to Putnam Trust that:

            (a) Capital Stock. The shares of BNY Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or other Liens.

            (b) Representations Regarding the Merger Bank. At the time of the execution and delivery by the Merger Bank of the supplement to this Agreement referred to in Section 1.4, BNY shall be deemed hereby to represent and warrant to Putnam Trust that:

                  (i) Corporate Organization and Qualification. The Merger Bank is a state bank and trust company duly organized, validly existing and in good standing under the laws of Connecticut and is a wholly owned subsidiary of BNY. The Merger Bank is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the properties or the assets owned or leased by it makes such qualification necessary.

                (ii) Corporate Authority. The Merger Bank has requisite corporate power and authority and has taken all action necessary (including the receipt of any requisite vote by BNY as sole shareholder of the Merger Bank) in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of the Merger Bank enforceable in accordance with its terms.

            4.3 Additional Representations and Warranties of Putnam Trust. In addition to its representations and warranties in Section 4.1 and subject to Section 4.4, Putnam Trust hereby represents and warrants to BNY that:

            (a) Capital Stock. (i) As of the date of this Agreement, there were outstanding under the stock option and other plans identified in paragraph 4.3(a) of its Disclosure Letter (the "Putnam Trust Stock Plans"), options or rights to acquire not more than an aggregate of 175,000 shares of Putnam Trust Common Stock (subject to adjustment on the terms set forth in the Putnam Trust Stock Plans) on the terms set forth in said paragraph 4.3(a) of its Disclosure Letter. As of the date of this Agreement, Putnam Trust has no shares of Putnam Trust Common Stock reserved for issuance, other than no more than 404,500 shares for issuance under the Putnam Trust Stock Plans, and has no shares of Putnam Trust Preferred Stock reserved for issuance. All the outstanding shares of Putnam Trust Common Stock have been duly authorized and validly issued, were not issued in violation of any preemptive rights and are fully paid and nonassess-able.

          (ii) All the outstanding shares of capital stock of each of Putnam Trust's subsidiaries owned by Putnam Trust or a subsidiary of Putnam Trust have been duly authorized and validly issued and are fully paid and nonassessable and owned by Putnam Trust or a subsidiary of Putnam Trust free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, "Liens").

         (iii) Except as set forth above in Recital B and except for Putnam Trust Common Stock to be issued after the date hereof pursuant to the Putnam Trust Stock Plans, there are no shares of capital stock of Putnam Trust authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of Putnam Trust or any of its subsidiaries of any character relating to the issued or unissued capital stock or other securities of

       Putnam Trust or any of its subsidiaries (including, without limitation, those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer thereof).

            (b) Subsidiaries. Paragraph 4.3(b) of its Disclosure Letter lists all of the subsidiaries of Putnam Trust as of the date of this Agreement and the amount and percent of its stock-ownership thereof; except as so listed, neither Putnam Trust nor any of its subsidiaries owns any stock, partnership, joint venture or limited liability company interest or any other equity security issued by any other corporation, organization or other entity (collectively, together with any individual, a "Person") other than in a bona fide fiduciary capacity. Each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and in good standing in each jurisdiction where the property owned, leased or operated, or the business conducted, by such subsidiary requires such qualification. Each of its subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Putnam Trust has made available to BNY complete and correct copies of the Governing Documents of each of its subsidiaries, each such Governing Document as amended to the date hereof and currently in full force and effect.

            (c) Loans; OREO. (i) The allowance for possible loan losses shown on Putnam Trust's Latest Balance Sheet (as defined below) was (or, in the case of each Latest Balance Sheet as of a date after the date hereof, will be) adequate as of the date thereof, to provide for estimable and probable losses, net of recoveries relating to loans previously charged off, inherent in its loan portfolio. The term "Latest Balance Sheet" shall mean the latest balance sheet in the most recent Report of Putnam Trust provided to BNY.

          (ii) Paragraph 4.3(c) of its Disclosure Letter sets forth a list, accurate and complete in all respects, of the aggregate amounts of loans, leases, extensions of credit, commitments to extend credit and other assets of Putnam Trust and its subsidiaries that have been criticized or classified as of December 31, 1994 by it or any such subsidiary, separated by category of classification or criticism (the "Asset Classification"); no amounts of loans, leases, extensions, commitments or other assets that have been classified or criticized as of the date hereof by any representative of any Banking Regulator as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or its subsidiaries prior to the date hereof; and no amounts of loans, leases, extensions, commitments or other assets as of December 31, 1994 that have been or, to its knowledge, should have been classified as "non-accrual", "restructured", "90 days past due", "still accruing and doubtful of collection" or any comparable classification are excluded from the amounts disclosed in the Asset Classification.

         (iii) As of December 31, 1994, there are no agreements or commitments binding on Putnam Trust or any of its subsidiaries to extend credit in the amount per "one borrower" (as defined for purposes of 12 C.F.R. Part 32) of $1,000,000 or more.

          (iv) The Other Real Estate Owned ("OREO") included in any non-performing assets of Putnam Trust or its subsidiaries is carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

            (d) Properties. (i) Except as disclosed in its Reports filed with the FDIC prior to the date hereof, Putnam Trust and its subsidiaries own good and marketable title to all of the real property and all of the personal property, fixtures, furniture and equipment reflected on the Latest Balance Sheet or acquired since the date thereof (other than real property reflected on the Latest Balance Sheet as OREO), free and clear of all Liens, except for
      (A) encumbrances that do not affect the aggregate value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby, (B) Liens for current taxes and special assessments not yet due and payable, (C) leasehold estates with respect to multi-tenant buildings owned by it or any of its subsidiaries (which leases are listed in paragraph 4.3(d)(i) of its Disclosure Letter) and (D) property disposed of since the date of the Latest Balance Sheet in the ordinary course of business.

          (ii) Paragraph 4.3(d)(ii) of its Disclosure Letter correctly sets forth a brief description, including the term, of each lease for real or personal property to which Putnam Trust or any subsidiary of it is a party as lessee with respect to (A) each individual lease that involves a remaining aggregate balance of lease payments payable of more than $100,000 or any group of related leases which involves a remaining aggregate balance of lease payments payable of more than $250,000, (B) each lease that is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC or (C) each lease that was not entered into in the ordinary course of business. Putnam Trust has delivered or made available to BNY complete and accurate copies of each of the leases identified in paragraphs 4.3(d)(i) or (ii) of its Disclosure Letter, and such leases are in full force and effect and have not been amended or modified. Putnam Trust or one of its subsidiaries has a valid and existing leasehold interest under each lease described in paragraph 4.3(d)(ii) of its Disclosure Letter for the term set forth therein, and neither it nor any of its subsidiaries is in default, nor to its knowledge are any of the other parties to any of such leases in default, and to its knowledge no circumstances exist that could result in such a default under any of such leases. To its knowledge, there has been no cancellation, breach or anticipated breach by any other party to any lease described in paragraphs 4.3(d)(i) or (ii) of its Disclosure Letter.

         (iii) All the buildings, fixtures, furniture and equipment necessary for the conduct of the business of Putnam Trust on a consolidated basis are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Each of Putnam Trust and its subsidiaries owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

            (e) Compliance with Laws. Putnam Trust and each of its subsidiaries:

                  (i) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Fair Lending Laws;

                (ii) has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, any Governmental Entities that are required in order to permit it or such subsidiary to carry on its business as it is presently conducted;

               (iii) has received since January 1, 1993 no notification or communication from any Governmental Entity (including any Banking Regulator and any insurance and securities regulatory authorities) or the staff thereof (A) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Entity enforces; (B) threatening to revoke any license, fran-chise, permit or governmental authorization; or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist);

                (iv) is not required to give prior notice to the FDIC of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive;

                 (v) is not subject to the limitations on acceptance of deposits set forth in Section 29 of the FDI Act; and

                (vi) with respect to Putnam Trust, has been assigned a rating of "outstanding record of meeting community credit needs" or "satisfactory record of meeting community credit needs" in its most recent examination under Section 4 of the Community Reinvestment Act (no subsidiary of it being an "insured depository institution" as defined in the FDI Act).

            (f) Taxes. (i) For the purposes of this Agreement, the term "Tax" shall mean any tax or governmental charge, withholding obligation, assessment, impost or levy (including, without limitation, any income, gross receipts, deposit, license, payroll, employee withholding, foreign or domestic withholding, backup withholding, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, disability, real or personal property, sales, use, transfer, ad valorem, alternative or add-on minimum or other taxes, any customs duty, unemployment insurance, social security and workers' compensation), together with any related liabilities, penalties, fines, additions to tax or interest (including any penalties, fines or similar amounts related to any information return or reporting obligations, notwithstanding that no Tax is payable if such obligations are properly discharged), imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency thereof.

          (ii) Each of Putnam Trust, its subsidiaries and all members of any consolidated, affiliated, combined or unitary group of which it or any such subsidiary is a member has filed or will file all Tax returns or reports (including all Tax-related information returns or reports) required to be filed (taking into account permissible extensions) by them on or prior to the Effective Time, and have paid (or have accrued or will accrue, prior to the Effective Time, amounts for the payment of) all Taxes relating to the time periods covered by such returns and reports. The accrued-taxes-payable accounts for Taxes and provision for deferred income taxes, specifically identified as such, on the Latest Balance Sheet are sufficient for the payment of all unpaid Taxes of Putnam Trust and its subsidiaries accrued for or applicable to all periods ended on or prior to the date of the Latest Balance Sheet or which may subsequently be determined to be owing with respect to any such period.

         (iii) Neither Putnam Trust nor any of its subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. No Tax returns or reports of Putnam Trust or its subsidiaries have to its knowledge been audited by any Governmental Entity, and there are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of Putnam Trust or any of its subsidiaries. Neither Putnam Trust nor any of its subsidiaries has made an election under Section 341(f) of the Internal Revenue Code for any taxable years not yet closed for statute of limitations purposes. No demand or claim has been made against Putnam Trust or any of its subsidiaries with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which it or any of such subsidiaries was at any time a member.

          (iv) Each of Putnam Trust and its subsidiaries has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. All Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Time shall have been paid by or on behalf of Putnam Trust and its subsidiaries or shall be reflected on the books of it and its subsidiaries as an accrued Tax liability determined in a manner which is consistent with past practices and the Latest Balance Sheet.

            (g) Material Agreements. (i) Except for this Agreement and as set forth in paragraph 4.3(g) of its Disclosure Letter or filed as an exhibit to its Reports prior to the date hereof, neither Putnam Trust nor any of its subsidiaries (A) is a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person, (B) is a party to any written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement that has been entered into in the ordinary course of business for normal funding purposes and that provides for a repurchase date 30 days or less after the purchase date, (C) is a party to any (x) contract or group of related contracts with the same party for the purchase or sale of products or services under which the undelivered balance of such products and services has a purchase price in excess of $100,000 for any individual contract or $250,000 for any group of related contracts in the aggregate, (y) other contract that is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC or (z) other agreement that was not entered into in the ordinary course of business and that is not disclosed in paragraphs 4.3(d)(i) or (ii) of its Disclosure Letter or
      (D) has any commitments for capital expenditures in excess of $100,000.

          (ii) To the knowledge of Putnam Trust, as of the date hereof no customer has indicated that it will stop or decrease the rate of business done with it or any of its subsidiaries (except for changes in the ordinary course of such business).

         (iii) Each of Putnam Trust and its subsidiaries has performed all obligations required to be performed by it prior to the date hereof in connection with the contracts or commitments set forth in paragraph 4.3(g) of its Disclosure Letter, and none of it or any of its subsidiaries is in receipt of any claim of default under any such contract or commitment or has any present expectation or intention of not fully performing any obligation pursuant to any such contract or commitment. To the knowledge of Putnam Trust, there has been no cancellation, breach or anticipated breach by any other party to any such contract or commitment.

            (h) Labor Matters. Neither Putnam Trust nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any material proceeding asserting that it or any such sub-sidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or work slowdown involving it or any of its subsidiaries pending or, to its knowledge, threatened, nor to the knowledge of Putnam Trust is there any activity involving its or any of its sub-sidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

            (i) Employee Benefits. (i) As of the date of this Agreement, paragraph 4.3(i)(i) of its Disclosure Letter sets forth a list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts and all other employee benefit plans or arrangements that cover employees or former employees of Putnam Trust and its subsidiaries (its "Compensation Plans"). True and complete copies of the Compensation Plans covering current or former employees or directors of Putnam Trust or its subsidiaries (its "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all amendments thereto, have been made available to BNY.

          (ii) All of Putnam Trust and its subsidiaries' employee benefit plans, within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) or 4001(a)(3) of ERISA, covering Employees (collectively, the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of the Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under
      Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Putnam Trust is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to Putnam Trust's knowledge, threatened litigation relating to the Plans. Neither Putnam Trust nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Putnam Trust or any of its subsidiaries to a material tax or penalty imposed by either
      Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

         (iii) No liability under Subtitle C or D of Title IV of ERISA (other than payment of applicable premiums) has been or is expected to be incurred by Putnam Trust or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or for-merly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Internal Revenue Code (an "ERISA Affil-iate"). Putnam Trust and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any of the Pension Plans or by any of the ERISA Affiliates within the 12-month period ending on the date hereof.

          (iv) All contributions required to be made by Putnam Trust and its subsidiaries under the terms of any of its Plans have been timely made or have been reflected on its balance sheet. Neither any of its Pension Plans nor any single-employer plan of any of its ERISA
      Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. Neither Putnam Trust nor its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Sections 401(a)(29) or 412(f)(3) of the Internal Revenue Code or Sections 306 or 307 of ERISA.

            (v) Under each of the Pension Plans which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Sec-tion 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and to its knowledge, there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year which reasonably could be expected to change such conclusion. There would be no withdrawal liability of Putnam Trust and its subsidiaries under each Benefit Plan that is a multiemployer plan to which it, its subsidiaries or its ERISA Affiliates has contributed during the preceding 12 months, if such withdrawal liability were determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof.

          (vi) Except as disclosed in paragraph 4.3(i)(vi) of its Disclosure Letter, neither Putnam Trust nor its subsidiaries have any obligations for retiree health and life insurance benefits. There are no restrictions on the rights of Putnam Trust or its subsidiaries to amend or terminate any Compensation Plan providing for such benefits without incurring any liability thereunder.

        (vii) Except as disclosed in paragraph 4.3(i)(vii) of its Disclosure Letter, this Agreement and the transactions contemplated hereby will not result in the vesting or acceleration of any amounts under any Compensation Plan, any increase in benefits under any Compensation Plan or payment of any severance or similar compensation under any Compensation Plan.

            (j)  Environmental Matters.  (i)  For purposes of this
      Section 4.3(j), "Environmental Law" means any current law, regulation, order, decree, opinion, common law doctrine, requirement or agency policy relating to the protection of the environment or human health and safety, and "Hazardous Substance" means any material, waste or mixture containing any substance that is listed, classified or regulated under any Environmental Law, including petroleum products, asbestos and polychlorinated biphenyls.

          (ii) Putnam Trust and its subsidiaries are and have been in compliance with all Environmental Laws.

         (iii) No real property owned or operated by Putnam Trust or its subsidiaries has been contaminated with any Hazardous Substances.

          (iv) No real property formerly owned or operated by Putnam Trust or its subsidiaries was contaminated with any Hazardous Substances during the period of ownership or operation by it or such subsidiaries.

           (v) Putnam Trust and its subsidiaries are not liable under any Environmental Law for any off-site disposal or contamination of Hazardous Substances.

          (vi) Putnam Trust and its subsidiaries have not received any written claims or notices concerning their liability under any Environmental Law.

         (vii) There are no circumstances or conditions involving Putnam Trust or its subsidiaries or their properties (including any participation in the management of, or the holding of a security interest in, a borrower or any other third party or property or otherwise in a role as mortgagor, trustee or fiduciary) that could reasonably be expected to result in any claims, liabilities, costs or restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law.

            (k) Insurance. (i) Each of Putnam Trust and its subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) that are known to it.
      Paragraph 4.3(k) of its Disclosure Letter contains a list of all directors' and officers' liability insurance policies maintained by it or its subsidiaries.

          (ii) Putnam Trust and its subsidiaries are presently, and since December 31, 1990 have been, insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Putnam Trust and its subsidiaries are in full force and effect, it and its subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the reasonable judgment of the management of Putnam Trust, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date hereof (assuming operation of Putnam Trust or the Surviving Bank, as the case may be, substantially in accordance with the operation of Putnam Trust at the date hereof).

            (l) Interest of Certain Persons. Except as disclosed in its Proxy Statement for its 1994 Annual Meeting of Shareholders, no officer or director of Putnam Trust, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any of such officer or director, has any interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Putnam Trust or any of its subsidiaries meeting the standards for disclosure under the Exchange Act.

            (m) Administration of Fiduciary Accounts. Each of Putnam Trust and, to the extent applicable, its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. None of Putnam Trust, any of its subsidiaries, or any director, officer or employee of it or such subsidiary has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

            (n) Interest Rate Risk Management Instruments; Derivatives; Certain Other Securities. (i) Paragraph 4.3(n)(i) of its Disclosure Letter sets forth an accurate and complete list of (A) all interest rate swaps, caps, floors, option agreements and other interest rate risk management arrangements and other instruments generally known as "derivatives" to which Putnam Trust or any of its subsidiaries is a party or to which any of their properties or assets may be subject and (B) all securities owned by Putnam Trust or its subsidiaries that are generally known as "structured notes", "high risk mortgage derivatives", "capped floating rate notes" or "capped floating rate mortgage derivatives" (instruments or agreements of the type referred to in clauses (A) and (B), collectively, "Derivative Securities"). Neither Putnam Trust nor any of its subsidiaries has purchased any Derivative Security for, or invested in any Derivative Security any assets of, any account or Person for which it or any such subsidiary acts as a trustee, fiduciary or investment adviser.

          (ii) All Derivative Securities to which Putnam Trust or any of its subsidiaries is a party or to which any of their properties or assets may be subject were entered into in the ordinary course of business and, to its knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of the Banking Regulators and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, and the availability of equitable remedies), and are in full force and effect. Putnam Trust and each of the its subsidiaries has duly performed in all material respects all of its obligations thereunder, and, to its knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

            (o) Noncompete Provisions. Neither Putnam Trust nor any of its subsidiaries are subject to, or obligated under, any agreement, arrangement or understanding that restricts its ability to engage in any and all activities permissible for banks, savings banks, bank holding companies or savings and loan holding companies under applicable laws and regulations ("Permissible Activities"). No agreement, arrangement or understanding would materially limit or restrict the ability of

      BNY or its subsidiaries (including Putnam Trust and its subsidiaries after the Merger) to engage in any and all Permissible Activities upon consummation of the transactions contemplated hereby.

            (p) Antitakeover Provisions Inapplicable. Putnam Trust has taken all actions required to exempt irrevocably this Agreement, the Letter Agreements and the transactions contemplated hereby and thereby from the provisions of Sections 33-374a through 33-374f of the SCA and any other state antitakeover law.

            (q) Absence of Certain Developments. (i) Putnam Trust and its subsidiaries have no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted), including Taxes (collectively, "Liabilities"), except: (A) as reflected on its Last Balance Sheet or (B) Liabilities that have arisen in the ordinary course of business after the date of the Last Balance Sheet; provided that such Liabilities are included in the next following Report of it provided to BNY.

          (ii) During the period between September 30, 1994 and the date hereof, neither Putnam Trust nor any subsidiary of it has taken, or agreed, promised or committed to take, any action that, if taken or agreed, promised or committed to after the date hereof, would violate or conflict with Section 5.1.

            4.4 Exceptions to Representations and Warranties. (a) On or prior to the date hereof, BNY has delivered to Putnam Trust and Putnam Trust has delivered to BNY a letter (as the case may be, its "Disclosure Letter") setting forth, among other things, exceptions to any or all of its representations and warranties in this Article IV; provided, that (i) no such exception is required to be set forth in a Disclosure Letter if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 4.4(b) and (ii) the mere inclusion of an exception in a Disclosure Letter shall not be deemed an admission by a party that such exception represents a material fact, event or circumstance or would result in a Material Adverse Effect. Each exception set forth in a paragraph of a party's Disclosure Letter corresponding to any representation and warranty in this Article IV shall be deemed an exception to any other representations and warranties of such party in this Article IV; provided, that the exception contains disclosure reasonably sufficient to put the other party on notice that the exception is applicable to such other representation and warranty; and provided, further, that an exception set forth in a Disclosure Letter shall be deemed an exception to any of the representations and warranties set forth in Sections 4.1(d) through (h) and Sections 4.3(a), (e), (l), (o) or
(q)(ii), respectively, only if such exception is contained in the paragraph of the Disclosure Letter corresponding to such representation and warranty.

            (b) No representation or warranty of BNY or Putnam Trust con-tained in this Article IV (other than Section 4.1(f)) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all other facts, circumstances or events, would not, or is not reasonably likely to, have a Material Adverse Effect.

            (c) As used in this Agreement, the term "Material Adverse Effect" means an effect that (i) is materially adverse to the business, financial condition, results of operations or prospects of BNY or Putnam Trust, as the case may be (or, with respect to 6.1(b)(i), of the Surviving
Bank), in each case together with the subsidiaries thereof taken as a whole, (ii) significantly and adversely affects the ability of any party hereto to consummate the transactions contemplated hereby by January 31, 1996 or to perform its material obligations hereunder or (iii) enables any person to prevent the consummation by January 31, 1996 of the transactions contemplated hereby.


                                 ARTICLE V

                                 Covenants

            5.1 Conduct of Business Pending the Effective Time. Putnam Trust agrees as to itself and its subsidiaries that, from and after the date hereof until the Effective Time, except insofar as BNY shall otherwise consent in writing or except as otherwise expressly contemplated by this Agreement or as set forth in paragraph 5.1 of the Disclosure Letter of Putnam Trust:

            (a) The business of Putnam Trust and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries will use all reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

            (b) Putnam Trust and its subsidiaries will take no action that would adversely affect or delay the ability of any party hereto to obtain any necessary approvals, consents or waivers of Governmental Entities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the proviso to Section 6.1(b) or perform its obligations under this Agreement or that is reasonably likely to have a Material Adverse Effect.

            (c) Other than in the ordinary course of business consistent with past practice, Putnam Trust and its subsidiaries will not
      (i) incur any indebtedness for borrowed money, (ii) assume, guaran-tee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (iii) make any loan or advance; provided, that, other than residential mortgage and consumer loans made in accordance with their loan policies as in effect on the date hereof, Putnam Trust and any of its subsidiaries will neither make any agreements or commitments binding it to extend credit in the amount per "one borrower" (as defined for purposes of 12 C.F.R.
      Part 32) in excess of $500,000, nor, without prior consultation with BNY, purchase any portfolio of loans with an aggregate principal balance in excess of $500,000.

            (d) Putnam Trust will not (i) adjust, split, combine or reclassify any capital stock or (ii) sell or pledge or agree to sell or pledge or permit any Lien to exist on any stock owned by it of any of its subsidiaries.

            (e)  Neither Putnam Trust nor any of its subsidiaries will
      (i) other than as permitted by Section 5.2, make, declare, set aside or pay any dividend payable in cash, stock or other property with respect to any of its capital stock; (ii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock; or (iii) notwithstanding anything to the contrary contained in
      Section 5.4, grant, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or stock appreciation rights with respect to, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class, with the exception of Putnam Trust Common Stock issuable as of the date hereof pursuant to the Putnam Trust Stock Plans.

            (f) Neither Putnam Trust nor its subsidiaries will (i) trans-fer, lease, license, guarantee, sell, mortgage, pledge or dispose of any of it or its subsidiaries' material properties or assets or encumber any property or assets other than in the ordinary and usual course of business; (ii) cancel, release, assign or modify any material amount of indebtedness of any other Person other than in the ordinary and usual course of business; or (iii) authorize any capital expenditures other than capital expenditures for replacements and repairs in amounts less than $250,000 in the aggregate (provided, that no capital expenditures shall relate to the replacement, upgrade or other modification of existing branch banking information systems or similar technology).

            (g) Except for internal reorganizations involving existing subsidiaries, neither Putnam Trust nor any of its subsidiaries will make any material acquisition of, or investment in, the assets or stock of any other Person except in satisfaction of a debt previously contracted in good faith, including OREO.

            (h) Neither Putnam Trust nor any of its subsidiaries will, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee with a title of Vice President or above, other than (i) bonuses, increases or promotions in the ordinary course and which have been previously approved by BNY in writing or (ii) increases not exceeding $50,000 annualized in the aggregate and $5,000 annualized in the case of any one person.

            (i) Except as may be required to satisfy the requirements of applicable law, neither Putnam Trust nor any of its subsidiaries will establish, adopt, enter into or make any new, or amend any existing, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees.

            (j) Neither Putnam Trust nor any of its subsidiaries will implement or adopt any accounting principles, practices or methods, other than as may be required by generally accepted accounting principles as concurred in by Putnam Trust's independent auditors, and neither Putnam Trust nor any of its subsidiaries will reverse any liabilities existing as of the date hereof for accrued expenses.

            (k) Neither Putnam Trust nor any of its subsidiaries will amend its Governing Documents or permit the amendment of the Governing Documents of any of its subsidiaries.

            (l) Except as provided for in the Letter Agreements, Putnam Trust will not enter into or take any action to cause its shareholders or any of them to enter into any shareholder agreement, understanding or commitment or cooperate in any formation of any voting trust relating to the right of shareholders of the Putnam Trust to vote any shares of its capital stock; provided, that Putnam Trust shall be permitted to vote any shares of its capital stock held in a bona fide fiduciary capacity.

            (m) Neither Putnam Trust nor any of its subsidiaries will (i) take any action with respect to investment securities held or controlled by it for its own account inconsistent with past practices, (ii) alter its investment portfolio duration or practices as heretofore in effect, (iii) purchase any Derivative Security for, or invest in any Derivative Security any assets of, any account or Person for which it acts as a trustee, fiduciary or investment adviser or (iv) without prior consultation with BNY (A) purchase for its own account any Derivative Security, (B) take any action that would be inconsistent with its past practices with respect to holding for its own account any Derivative Security or (C) take any action that would have or could reasonably be expected to have a material effect on Putnam Trust's consolidated asset/liability or interest rate sensitivity position.

            (n) Without prior consultation with BNY, neither Putnam Trust nor any of its subsidiaries will enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation that is set forth in paragraph 4.1(h) of its Disclosure Letter or to which it or any of its subsidiaries becomes a party after the date of this

      Agreement (other than any action, suit, proceeding or order that both is not or would not be required to be disclosed in its Reports filed with the FDIC after the date of this Agreement and is related solely to the collection of any loan or other extension of credit in default or to the realization on any related collateral).

            (o) With respect to properties leased by Putnam Trust or any of its subsidiaries, neither Putnam Trust nor any such subsidiaries will renew, exercise an option to extend, cancel or surrender any lease of real property or allow any such lease to lapse, without prior consultation with BNY.

            (p) Putnam Trust and its subsidiaries will not effect a significant change to their respective capital structures.

            (q) Neither Putnam Trust nor any of its subsidiaries will authorize or enter into an agreement to take any of the actions referred to in paragraphs (a) through (p) above.

            (r) Each of Putnam Trust and its subsidiaries will use all reasonable efforts to cause its current insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the cancelled, terminated or lapsed policies are in full force and effect.

            5.2 Dividends. Putnam Trust agrees that, from and after the date hereof until the Effective Time, (i) it may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the then issued and outstanding shares of Putnam Trust Common Stock in an amount not to exceed $0.12 per share and (ii) direct and indirect wholly owned subsidiaries of it may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends in cash, stock or other property. Unless BNY otherwise agrees in writing, none of Putnam Trust or its subsidiaries will declare or pay any dividend or distribution on shares of its capital stock, whether payable in cash, stock or other property, other than those dividends expressly permitted by the immediately preceding sentence.

            5.3 Certain Policies of Putnam Trust. At the request of BNY, Putnam Trust shall modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) immediately prior to the Effective Time on a mutually satisfactory basis so as to be consistent with those of BNY and generally accepted accounting principles. Putnam Trust's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifi-cations or changes undertaken solely on account of this Section 5.3.

            5.4 Acquisition Proposals. Putnam Trust agrees that neither it nor any of its subsidiaries nor any of its respective officers and directors or the officers and directors of its subsidiaries shall, and it shall direct and use all reasonable efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any substantial part of the assets or any equity securi-ties of, it or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any such person relating to an Acquisition Proposal (other than any discussion limited solely to Putnam Trust's disinterest in such Acquisition Proposal without regard to the substantive terms thereof); provided, however, that, if Putnam Trust is not otherwise in violation of this Section 5.4, the Board of Directors of Putnam Trust may furnish or cause to be furnished information and may participate in such discussions and negotiations directly or through its representatives if such Board of Directors, after having consulted with and considered the written advice of outside counsel (a copy of which advice shall be provided to BNY), has determined that the failure to provide such information or participate in such negotiations and discussions would cause the members of such Board of Directors to breach their fiduciary duties under applicable Connecticut law. If any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Putnam Trust, it will promptly notify BNY. Putnam Trust will use all reasonable efforts to enforce any confidentiality agreement with any third party.

            5.5 Shareholder Approval. Putnam Trust agrees to take, in accordance with applicable law and its Governing Documents, all action necessary to convene a meeting of holders of Putnam Trust Common Stock (the "Putnam Trust Meeting") as promptly as practicable after the Registration Statement (as defined in Section 5.6) is declared effective to consider and vote upon the approval of the Merger. Subject to the next succeeding sentence, the Board of Directors of Putnam Trust will recommend such approval, and Putnam Trust will take all reasonable lawful action to solicit such approval by its shareholders. The Board of Directors of Putnam Trust may fail to make such a recommendation, or withdraw, modify or change any such recommendation if and only if such Board of Directors, after having consulted with and considered the written advice of outside counsel (a copy of which advice shall be provided to BNY), has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable Connecticut law.

            5.6 Filings; Other Actions. (a) BNY and Putnam Trust agree to cooperate in the preparation of a registration statement on Form S-4 to be filed by BNY with the SEC in connection with the issuance of BNY Common Stock in the Merger (including the proxy statement for the Putnam Trust Meeting and the prospectus and other proxy solicitation materials consti-tuting a part thereof (the "Proxy Statement"), the "Registration State-ment"). BNY agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. BNY also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement (provided, that in connection therewith BNY will not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction), and Putnam Trust agrees to furnish all information concerning Putnam Trust and the holders of Putnam Trust capital stock as may be reasonably requested in connection with any such action.

            (b) Each of BNY and Putnam Trust agrees to cooperate with the other and, subject to the terms and conditions set forth in this Agreement, use reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, including without limitation the Regulatory Approvals, and to take or do, or cause to be taken or done, all actions or things necessary or reasonably advisable to consummate the transactions contemplated by this Agreement (including, without limitation, at the election of BNY to transfer to BNY or an affiliate, or to divest or discontinue, the business of Putnam Travel, Inc. at or subsequent to the Effective Time).

            (c) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or Proxy Statement or any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

            (d) Putnam Trust agrees to use its best efforts to obtain, as promptly as possible and in any event prior to the date of the Putnam Trust Meeting, a Letter Agreement from each director of it that has not executed and delivered to BNY a Letter Agreement as of the date hereof.

            5.7 Information Supplied. Each of BNY and Putnam Trust agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
(ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the shareholders of Putnam Trust and at the time of the Putnam Trust Meeting, contain any statement which, in the light of the circumstances under which such statement is made, will be false or mis-leading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any earlier statement in the Proxy Statement or any amendment or supplement thereto. Neither the Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Proxy Statement or the Registration Statement shall be filed, by BNY or Putnam Trust without prior consultation with the other party and its counsel.

            5.8 Accountants' Letters. (a) BNY agrees to use all reasonable efforts to cause to be delivered to Putnam Trust a letter of Deloitte & Touche, BNY's independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) the Closing Date, each addressed to Putnam Trust, in form and substance customary for "comfort" letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

            (b) Putnam Trust agrees to use all reasonable efforts to cause to be delivered to BNY and its directors and officers who sign the Registration Statement, a letter of Ernst & Young, LLP, Putnam Trust's independent auditors, dated (i) the date on which the Registration State-ment shall become effective and (ii) the Closing Date, each addressed to BNY and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

            5.9 Access and Information. (a) Upon reasonable notice, Putnam Trust agrees to (and shall cause each of its subsidiaries to) afford BNY's officers, employees, counsel, accountants and other authorized repre-sentatives (its "Representatives") access (together with the right to copy), during normal business hours throughout the period until the Closing Date, to its books, properties, contracts and records (including without limitation, tax returns and work papers of independent auditors) and, during such period, shall (and shall cause each of its subsidiaries to) furnish to BNY and its Representatives all information concerning its business, property and personnel as may reasonably be requested and instruct its officers, employees, counsel and accountants to be available for, and respond to reasonable questions of, BNY and its Representatives at reasonable hours and with reasonable notice and to cooperate with BNY in planning for the integration of the business of Putnam Trust and its subsidiaries with the business of BNY and its subsidiaries; provided, that no investigation pursuant to this Section 5.9(a) shall affect or be deemed to modify any representation or warranty made by Putnam Trust.

            (b) Each of BNY and Putnam Trust agree that it will not, and will cause its Representatives not to, use any nonpublic information ob-tained from the other party in connection with or relating to this Agreement, the investigation leading up to its execution or the transactions contemplated hereby (including, without limitation, by BNY pursuant to Section 5.9(a)) for any purpose unrelated to the consummation of the transactions contemplated by this Agree-ment. Pending consummation of the transactions herein contemplated, each of BNY and Putnam Trust agrees that it will keep confidential, and will cause its Representatives to keep confidential, all nonpublic information and documents so obtained from the other party; provided, that the obligation to keep such information or documents confidential shall not apply to (i) any information or document that (A) was already in BNY or Putnam Trust's possession prior to the disclosure thereof by the other party, (B) was then generally known to the public, (C) became known to the public through no fault of BNY or Putnam Trust, as the case may be, or
(D) was disclosed to BNY or Putnam Trust, as the case may be, by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law, governmental or regulatory authority. Upon any termination of this Agreement, each party will collect and deliver to the other party all nonpublic documents obtained by it or any of its Repre-sentatives and then in their possession (other than documents of the type described in the proviso to the preceding sentence) and any copies thereof and destroy or cause to be destroyed all notes, memoranda or other documents in the possession of it or of its Representatives containing or reflecting any nonpublic information obtained from the other party (other than information of the type described in the proviso to the preceding sentence), except to the extent that any such information may be embodied in minutes of the meetings of such party's Board of Directors or in filings, reports or submissions to or with any Governmental Entity. Promptly after any such termination, each of BNY and Putnam Trust shall deliver to the other a certificate signed on its behalf by a senior executive officer to the effect of its compliance with the agreements of it set forth in the preceding sentence.

            (c)  Without in any way limiting the provisions of
Section 5.9(a), Putnam Trust shall provide to BNY within 30 days of the end of each calendar month between the date hereof and the Closing Date
(i) consolidated financial statements (including a balance sheet and income statement) as of, and for the period ended, on such month-end that are in conformity with generally accepted accounting principles and the representations and warranties set forth in Section 4.1(e), (ii) a complete and accurate copy of all information distributed to its directors in connection with any meeting of the Board of Directors of Putnam Trust and
(iii) such other information customarily prepared by Putnam Trust as may be reasonably requested by BNY.

            5.10 Notification of Certain Matters. Each of BNY and Putnam Trust will give prompt notice to the other of the occurrence or failure to occur of any fact, event or circumstance that would or is reasonably likely to result in (i) a Material Adverse Effect, (ii) any of the representations or warranties of such party contained herein being untrue or inaccurate when made (subject to Section 4.4), at the Effective Time or at any time prior to the Effective Time, (iii) a material breach of any of covenants or agreements of such party contained herein or (iv) the failure of a condition to consummation set forth in Article VI to be satisfied on or prior to January 31, 1996.

            5.11 Publicity. The initial press release relating hereto will be a joint press release and thereafter BNY and Putnam Trust shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with the NYSE or the NASD with respect thereto.

            5.12 Employee Benefit Plans. BNY shall, or shall cause the Surviving Bank to, maintain for a period of two years immediately following the Effective Time employee benefit plans, programs and policies (other than stock option or other plans involving the issuance of capital stock of Putnam Trust) that are no less favorable in the aggregate than the employee benefit plans, programs and policies of Putnam Trust and its subsidiaries that are set forth in paragraph 4.3(i)(i) of its Disclosure Letter and are in effect immediately prior to the Effective Time (other than stock option plans or other plans involving the issuance of capital stock of Putnam Trust); provided, however, that the actions set forth in the Memorandum of Understanding on behalf of BNY and the Board of Directors of Putnam Trust shall be deemed to provide employee benefit plans, programs and policies that, in the aggregate, meet such standard. Putnam Trust agrees to amend its Retirement Plan for Employees to make it clear that the Merger will not require that such Plan be terminated.

            5.13 Options. (a) At the Effective Time, all options to purchase Putnam Trust Common Stock granted by Putnam Trust under its Incentive Stock Option Plan that are outstanding at the Effective Time (collectively, "Putnam Trust Options"), whether or not exercisable, shall be converted into and become options to purchase BNY Common Stock, and BNY shall assume each of the Putnam Trust Options, in accordance with the terms of the Incentive Stock Option Plan and the stock option agreement by which such Putnam Trust Option is evidenced. From and after the Effective Time,
(i) each Putnam Trust Option assumed by BNY shall be exercisable solely for shares of BNY Common Stock, (ii) the number of shares of BNY Common Stock subject to such Putnam Trust Option shall be equal to the number of shares of Putnam Trust Common Stock subject to such Putnam Trust Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (iii) the per share exercise price under each such Putnam Trust Option shall be adjusted by dividing the per share exercise price under each such Putnam Trust Option immediately prior to the Effective Time by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption by BNY shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any Putnam Trust Option that is an "incentive stock option". BNY agrees to take all necessary action to effectuate the provisions of this Section 5.13(a), including causing the registration under the Securities Act of shares of BNY Common Stock issuable upon exercise of Putnam Trust Options converted in accordance with the terms hereof.

            (b) At the Effective Time, all options to purchase Putnam Trust Common Stock granted by Putnam Trust under its Stock Option Plan that are outstanding at the Effective Time, whether or not exercisable, shall be converted into the right to receive cash in accordance with the provisions of the Stock Option Plan and the stock option agreement by which such stock option is evidenced; provided, that any such stock option shall be deemed a Putnam Trust Option and converted in accordance with Section 5.13(a) if the Putnam Stock Option Plan and/or the option agreement evidencing such stock option are amended to so provide prior to the Effective Time.

            (c) Putnam Trust shall take all appropriate action to cease all payroll deductions and acceptance of lump sum payments under its Employee Stock Purchase Plan as of the earlier of the Effective Time or July 31, 1995, including the adoption of amendments to the Employee Stock Purchase Plan (if necessary). If the Effective Time occurs prior to July 31, 1995, all options to purchase Putnam Trust

Common Stock related to accumulated payroll deductions and lump sum payments under the Employee Stock Purchase Plan shall be converted into and become options to purchase BNY Common Stock, BNY shall assume such options, which shall be exercised as soon as practicable after the Effective Time
(i) solely for the number of shares of BNY Common Stock equal to the number of shares of Putnam Trust Common Stock subject to each such option immediately prior to the Effective Time multiplied by the Exchange Ratio and (ii) at a per share exercise price equal to the per share exercise price under each such option immediately prior to the Effective Time, divided by the Exchange Ratio and rounded down to the nearest cent. It is intended that the foregoing assumption by BNY shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any such option.

            5.14 Expenses. Each of BNY and Putnam Trust shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that BNY and Putnam Trust each shall bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing) of the Registration Statement and applications to Governmental Entities for the approval of the Merger and (b) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC and fees paid for filings with Governmental Entities.

            5.15 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, BNY agrees to indemnify, defend and hold harmless each present and former director and officer of Putnam Trust and its subsidiaries determined as of the Effective Time (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments of or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Effective Time (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Putnam Trust or any of its subsidiaries, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time to the full extent to which such

Indemnified Parties were entitled under Putnam Trust or such subsidiaries' Governing Documents or applicable law (and BNY shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible by applicable law; provided, that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification).

            (b) Any Indemnified Party wishing to claim indemnification under Section 5.15(a), upon learning of any Claim, shall promptly notify BNY, but the failure to so notify shall not relieve BNY of any liability it may have to such Indemnified Party if such failure does not prejudice BNY. In the event of any Claim, (i) BNY shall have the right to assume the defense thereof and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if BNY elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between BNY and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BNY shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, (ii) the Indemnified Parties will cooperate in the defense of any such Claim and (iii) BNY shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

            (c) From and after the Effective Time, the directors and officers of Putnam Trust and its subsidiaries who become directors or officers of BNY or any of its subsidiaries, except for the indemnification rights set forth in Section 5.15(a), will have indemnification rights only with respect to events occurring after the Effective Time and only to the extent that other directors and officers of BNY or such subsidiaries are entitled to indemnification for similar events under the provisions of the Governing Documents of BNY and its subsidiaries as in effect from time to time after the Effective Time, as applicable, and applicable law as in effect from time to time after the Effective Time.

            (d) For a period of three years after the Effective Time, BNY will use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse officers and directors of Putnam Trust or any of its subsidiaries with respect to claims against such officers and directors arising from facts or events that occurred before the Effective Time of at least the same coverage and amounts, and containing terms and conditions no less advan-tageous, as that coverage currently provided by Putnam Trust; provided, however, that the annual premiums for such coverage will not exceed 200% of the annual premiums paid by Putnam Trust for such coverage as of the date hereof, and that officers and directors of Putnam Trust or any of its subsidiaries may be required to provide customary representations and warranties to BNY's insurance carrier for the purpose of obtaining such insurance.

            5.16 Antitakeover Provisions. If any "business combination", "moratorium", "control share" or other state antitakeover statute or regulation (collectively, "Antitakeover Provisions") may become applicable to the transactions contemplated hereby, Putnam Trust and the members of its Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Antitakeover Provision on any of the transactions contemplated by this Agreement.

            5.17 Affiliate Agreements. (a) As soon as practicable after the date hereof, Putnam Trust shall identify to BNY all persons who are at the date hereof (or at another reasonably proximate date) possible "affiliates" of Putnam Trust as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act ("Affiliates"). Putnam Trust shall use all reasonable efforts to obtain a written agreement in the form of Annex 5 from each person who is so identified as a possible Affiliate and shall deliver copies of such written agreements to BNY as soon as practic-able.

            (b) As soon as practicable after the date of the Putnam Trust Meeting, Putnam Trust shall identify to BNY all persons who were, at the time thereof, possible Affiliates and who were not previously identified in accordance with Section 5.17(a). Putnam Trust shall use all reasonable efforts to obtain a written agreement in the form of Annex 5 from each person who is so identified and shall deliver copies of such written agree-ments to BNY as soon as practicable.

            5.18 Stock Exchange Listing. BNY agrees to use all reasonable efforts to cause to be listed on the NYSE, subject to official notice of issuance, the shares of BNY Common Stock to be issued in the Merger.

            5.19 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of BNY and Putnam

Trust agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

            5.20 Reports. Each of BNY and Putnam Trust agrees to file, and to cause its respective subsidiaries to file, all reports required to be filed with all Governmental Entities pursuant to the Securities Laws or Federal or state banking laws between the date of this Agreement and the Effective Time, and to deliver to the other party copies of all such reports promptly after the same are filed.

            5.21 Accounting and Tax Treatment. Neither BNY nor Putnam Trust will take, cause or to the best of its ability permit to be taken any action that would adversely affect the qualification of the Merger as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code.


                                 ARTICLE VI

                                 Conditions

            6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of BNY and Putnam Trust to consummate the Merger is subject to the fulfillment or written waiver by BNY and Putnam Trust prior to the Effective Time of each of the following conditions:

            (a) Shareholder Approval. The Merger shall have been duly approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Putnam Trust Common Stock in accordance with Section 36-193u of the CTBL, other applicable law and the Governing Documents of Putnam Trust.

            (b) Governmental and Regulatory Consents. The Regulatory Approvals shall have been obtained and shall be in full force and effect and all related waiting periods shall have expired; and all other material approvals and authorizations of, filings and registra-tions with, and notifications to, all Governmental Entities required for the consummation of the Merger and for the prevention of any termination of any material right, privilege, license or agreement of either of BNY or Putnam Trust or their respective subsidiaries shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be conditioned or restricted in a manner that (i) would result in a Material Adverse Effect on the Surviving Bank or BNY or (ii) would both (A) reduce the benefits of the transactions contemplated by this Agreement to BNY in such a manner that BNY, in its good faith reasonable judgment, would not have entered into this Agreement had such condition or restriction been known at the date hereof and (B) would result in the imposition of conditions or restrictions other than those customarily imposed by the applicable Governmental Entity in similar circumstances (provided, that divestiture of the business of Putnam Travel, Inc. shall be deemed not to be such a condition or restriction).

            (c) Litigation. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement or would have a Material Adverse Effect on the Surviving Bank.

            (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

            (e) Blue Sky Approvals. All permits and other authorizations under the Securities Laws (other than that referred to in Section 6.1(d)) and other authorizations necessary to consummate the transactions contemplated hereby and to issue the shares of BNY Common Stock to be issued in the Merger shall have been received and be in full force and effect.

            (f) Listing. The shares of BNY Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

            (g) Opinion of Tax Counsel. BNY and Putnam Trust shall have received an opinion of Sullivan & Cromwell, dated the Closing Date, to the effect that (i) the Merger is a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by BNY, Putnam Trust or Merger Bank as a result of the Merger, (iii) no gain or loss will be recognized by shareholders of Putnam Trust who exchange their shares of Putnam Trust Common Stock for BNY Common Stock in the Merger (except to the extent of any cash paid in lieu of fractional shares or any state and local transfer taxes paid on behalf of a shareholder), (iv) the adjusted tax basis of whole shares of BNY Common Stock received by shareholders of Putnam Trust who exchange their shares of Putnam Trust Common Stock for BNY Common Stock in the Merger will be the same as the adjusted tax basis of the shares of Putnam Trust Common Stock exchanged therefor (reduced by any amount allocable to a fractional share interest for which cash is received) and (v) the holding period of the shares of BNY Common Stock received in the Merger will include the period during which the shares of Putnam Trust Common Stock exchanged therefor were held, provided such shares of Putnam Trust Common Stock were held as capital assets at the Effective Time. In rendering their opinion, Sullivan & Cromwell may require and rely on representations contained in certificates of officers of Putnam Trust and BNY and of any holder of 5% or more of the outstanding shares of Putnam Trust Common Stock immediately prior to the Effective Time.

            6.2 Conditions to Obligation of BNY. The obligation of BNY to consummate the Merger is also subject to the fulfillment or written waiver by BNY prior to the Effective Time of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Putnam Trust set forth in this Agreement shall be true and correct (subject to Section 4.4) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and BNY shall have received a certificate, dated the Closing Date, signed on behalf of Putnam Trust by the Chief Executive Officer and the Chief Financial Officer of Putnam Trust to such effect.

            (b) Performance of Obligations of Putnam Trust. Putnam Trust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BNY shall have received a certificate, dated the Closing Date, signed on behalf of Putnam Trust by the Chief Executive Officer and the Chief Financial Officer of Putnam Trust to such effect.

            (c) Opinion of Counsel. BNY shall have received an opinion, dated the Closing Date, of counsel to Putnam Trust, reasonably satisfactory to BNY, covering such matters as are reasonably requested by BNY, including matters of Connecticut law, and which otherwise shall be in the form and substance (and shall contain such opinions) as BNY shall reasonably request.

            6.3 Conditions to Obligation of Putnam Trust. The obligation of Putnam Trust to consummate the Merger is also subject to the fulfillment or written waiver by Putnam Trust prior to the Effective Time of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of BNY set forth in this Agreement shall be true and correct (subject to Section 4.4) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Putnam Trust shall have received a certificate, dated the Closing Date, signed on behalf of BNY by a senior executive officer and the Chief Financial Officer of BNY to such effect.

            (b) Performance of Obligations of BNY. BNY shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Putnam Trust shall have received a certificate, dated the Closing Date, signed on behalf of BNY by a senior executive officer and the Chief Financial Officer of BNY to such effect.

            (c) Opinion of Counsel. Putnam Trust shall have received an opinion, dated the Closing Date, of counsel to BNY, reasonably satisfactory to Putnam Trust, covering such matters as are reasonably requested by Putnam Trust, and which otherwise shall be in the form and substance (and shall contain such opinions) as Putnam Trust shall reasonably request.

                                ARTICLE VII

                                Termination

            7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of Putnam Trust of the Merger:

            (a)  By the mutual written consent of BNY and Putnam Trust;

            (b) By action of the Board of Directors of either BNY or Putnam Trust if (i) the Merger shall not have been consummated by January 31, 1996, (ii) any approval or authorization of any Governmental Entity, the lack of which would result in the failure to satisfy the closing condition set forth in Section 6.1(b), shall have been denied by such Governmental Entity or such Governmental Entity shall have requested the permanent withdrawal of any application therefor or indicated an intention to deny, or impose a condition of a type referred to in the proviso to Section 6.1(b) with respect to, such approval or authorization or (iii) the approval of the shareholders of Putnam Trust referred to in Section 6.1(a) shall not have been obtained at the Putnam Trust Meeting or at any adjournment thereof (provided, that in the case of termination by the Board of Directors of Putnam Trust pursuant to this clause (iii), Putnam Trust is not then in material breach of its obligations under Section 5.4);

            (c) By action of the Board of Directors of BNY if (i) Putnam Trust shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.2(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Putnam Trust of such breach,
      (ii) the Board of Directors of Putnam Trust shall have withdrawn, modified or changed in a manner adverse to BNY its approval or recommendation of this Agreement or (iii) the Board of Directors of Putnam Trust shall have authorized or engaged in any negotiations as permitted by the proviso to the first sentence of Section 5.4;

            (d) By action of the Board of Directors of Putnam Trust if BNY shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in
      Section 6.3(a) or 6.3(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to BNY of such breach; or

            (e) By action of the Board of Directors of Putnam Trust as of the first date, if any, after the date hereof but before the Closing Date on which the BNY Average Price (as defined below) shall be less than $25.00; provided, that Putnam Trust give notice to BNY of an election to terminate pursuant to this Section 7.1(e) within the fifteen-day period commencing with such first date (after the expiration of such fifteen-day period, Putnam Trust shall have no further rights under this Section 7.1(e)). For purposes of this Agreement, "BNY Average Price" means, as of any date, the average of the per share closing sale prices of BNY Common Stock as reported on the NYSE Composite Transactions Tape (or, in the absence thereof, as reported in such other source upon which BNY and Putnam Trust shall agree) during the twenty consecutive NYSE trading days on which BNY Common Stock is traded on the NYSE ending on, and including, the NYSE trading day immediately prior to such date.

          7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to
Section 7.1, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections
7.3 and 8.1 and (ii) termination will not relieve a breaching party from liability for any breach directly or indirectly giving rise to such termination.

          7.3 Termination Fee. (a) Putnam Trust hereby agrees to pay to BNY, and BNY shall be entitled to payment of, a fee (the "Fee") of $7,000,000 following the occurrence of a Fee Trigger Event (as defined below); provided that BNY's right to receive the Fee shall terminate if any of the following (a "Fee Termination Event") occurs prior to a Fee Trigger
Event:

            (i)  The Effective Time;

           (ii) Termination of this Agreement in accordance with the provisions hereof if such termination occurs prior to the occurrence of a Preliminary Fee Trigger Event (as defined below), other than a termination by BNY pursuant to Section 7.1(c) at a time when Putnam

      Trust is not entitled to terminate pursuant to Section 7.1(d); or

          (iii) Eighteen months after the date of termination of this Agreement if such termination (A) follows, or occurs at the same time as, the occurrence of a Preliminary Fee Trigger Event or (B) is a termination by BNY pursuant to Section 7.1(c) at a time when Putnam Trust shall not have been entitled to terminate pursuant to
      Section 7.1(d).

            (b) The term "Preliminary Fee Trigger Event" means the occurrence of any of the following events or transactions after the date hereof:

            (i) Putnam Trust or any subsidiary of it shall have agreed to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Section 7.3 having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than BNY or any subsidiary of BNY (each a "BNY Person"), or the Board of Directors of Putnam Trust shall have recommended that the shareholders of Putnam Trust approve or accept any Acquisition Transaction (as defined below) with any person other than a BNY Person. The term "Acquisition Transaction" means (A) a merger or consolidation, or any similar transaction, involving Putnam Trust or any of its subsidiaries, (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Putnam Trust or any of its subsidiaries or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Putnam Trust or any of its subsidiaries;

           (ii) (A) Any person, other than a BNY Person, alone or together with such person's affiliates and associates (as the terms "affiliate" and "associate" are defined in Rule 12b-2 under the Exchange Act), shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Putnam Trust Common Stock (the term "beneficial ownership" for purposes of this Section 7.3 having the meaning assigned thereto in Section 13(d) of the Exchange Act) or (B) any group (as such term "group" is defined for purposes of Section 13(d)(3) of the Exchange
      Act), other than a group of which a BNY Person is a member, shall have been formed that beneficially owns 20% or more of the Putnam

      Trust Common Stock then outstanding; provided, that no Preliminary Fee Trigger Event shall occur based on the acquisition of beneficial ownership of additional shares of Putnam Trust Common Stock by any Person who is an Affiliate of Putnam Trust on the date hereof and has executed and delivered to BNY a Letter Agreement or any group of Persons each of whom is such an Affiliate.

          (iii) Any person, other than a BNY Person, shall have made a bona fide proposal to Putnam Trust or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than a BNY Person, shall have (A) filed an application with any Governmental Entity for approval to engage in such Acquisition Transaction or (B) commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Putnam Trust Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding shares of Putnam Trust Common Stock
      (such an offering referred to in this Section 7.3 as a "Tender Offer" or an "Exchange Offer", respectively));

           (iv) After a proposal is made by any person, other than a BNY Person, to Putnam Trust or its shareholders to engage in an Acquisition Transaction, or such person states its intention to Putnam Trust to make such a proposal, Putnam Trust shall have breached any representation, covenant or obligation contained in this Agreement and such breach would entitle BNY to terminate this Agreement under Section 7.1(c)(i) of this Agreement (without regard to any grace period provided for therein unless such breach promptly is cured without jeopardizing consummation of the Merger in accordance with the terms of this Agreement);

            (v) The Putnam Trust Meeting shall not have been held or shall have been cancelled prior to termination of this Agreement, or the Board of Directors of Putnam Trust fails to recommend approval (or withdraws its recommendation of approval) of the Merger, or such Board of Directors modifies such recommendation in a manner adverse to the interests of BNY; or

           (vi) Any person, other than a BNY Person, shall have filed an application or notice with the Federal

      Reserve, or other federal or state bank regulatory authority, which application or notice has been accepted as informationally complete, for approval to engage in an Acquisition Transaction.

            (c) The term "Fee Trigger Event" means the occurrence of either of the following events or transactions after the date hereof:

            (i) The acquisition by any Person, other than a BNY Person or any Person who is an Affiliate of Putnam Trust on the date hereof and has executed and delivered to BNY a Letter Agreement or any group of Persons each of whom is such an Affiliate, alone or together with such person's affiliates and associates, or any group, of beneficial ownership of 35% or more of the Putnam Trust Common Stock; or

           (ii) The occurrence of a Preliminary Fee Trigger Event described in Section 7.3(b)(i), except that the percentage referred to in clause (C) of the definition of "Acquisition Transaction" shall be 25%.

            (d) Putnam Trust shall notify BNY promptly in writing of its knowledge of the occurrence of any Preliminary Fee Trigger Event or Fee Trigger Event; provided, however, that the giving of such notice by Putnam Trust shall not be a condition to the right of BNY to the Fee.

            (e) BNY shall give written notice to Putnam Trust of its exercise of its right to payment of the Fee within 90 days of receipt of notice of a Fee Trigger Event. Putnam Trust shall pay the Fee to BNY in immediately available funds not later than the fifth business day after its receipt of such notice from BNY.


                                ARTICLE VIII

                               Miscellaneous

            8.1 Survival. Only those agreements and covenants of the parties that by their express terms apply in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Time. If the Merger shall be abandoned and this Agreement terminated, the provisions of Sections 7.2 and 7.3 shall apply and the agreements of the parties in Sections 5.9(b), 5.11 and 5.14 shall survive such abandonment.

            8.2 Modification or Amendment. (a) Subject to the applicable provisions of the CTBL and SCA, at any time prior to the Closing Date, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

            (b) At any time prior to the Effective Time, BNY shall be entitled to revise the structure of the Merger or the other transactions contemplated hereby or the manner of effecting such transactions; provided, that each of the transactions comprising such revised structure or manner shall not, as a result of such revision, (i) subject any of the shareholders of Putnam Trust to adverse Tax consequences, (ii) adversely affect the consideration to be received by any such shareholder or
(iii) result in any material delay in the consummation of the transactions contemplated hereby. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

            8.3 Waiver of Conditions. The conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

            8.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

            8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within such State.

            8.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally or by telefacsimile upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

            (a)  If to BNY:

                        The Bank of New York Company, Inc.
                        Attention: Chief Legal Officer
                        One Wall Street
                        New York, New York  10286
                        Facsimile:  (212) 635-1698

                  with copies to:

                        The Bank of New York Company, Inc.
                        Attention: Corporate Secretary's Office
                        48 Wall Street
                        New York, New York  10286
                        Facsimile:  (212) 495-2456

                              and

                        H. Rodgin Cohen
                        Sullivan & Cromwell
                        125 Broad Street
                        New York, New York  10004
                        Facsimile:  (212) 558-3988

            (b)  If to Putnam Trust:

                        Michael M. Cassell
                        President and Chief Executive Officer
                        The Putnam Trust Company of Greenwich
                        10 Mason Street
                        P.O. Box 989
                        Greenwich, Connecticut  06836
                        Facsimile:  (203) 863-2725

                  with copies to:

                        David W. Wallace
                        Two Greenwich Plaza
                        Suite 100
                        P.O. Box 2505
                        Greenwich, Connecticut  06836
                        Facsimile:  (203) 869-3120
                                    and

                        Paul G. Hughes
                        Cummings & Lockwood
                        4 Stamford Plaza
                        107 Elm Street
                        P.O. Box 120
                        Stamford, Connecticut  06836
                        Facsimile:  (203) 351-4499

            8.7 Entire Agreement, Etc. (a) This Agreement (including the Annexes hereto and the Disclosure Letters) constitutes the entire agree-ment, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof, and (b) this Agreement shall not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void).

            8.8 Definitions of "subsidiary", "prior consultation" and "knowledge"; Covenants with Respect to Subsidiaries. (a) When a reference is made in this Agreement to a subsidiary of a person, the term "subsidi-ary" means those corporations, banks, savings banks, associations and other entities of which such person owns or controls 25% or more of the outstand-ing equity securities either directly or through an unbroken chain of entities as to each of which 25% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that, except for purposes of Section 4.3(j), there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity.

            (b) When a reference is made in this Agreement to prior consultation with respect to any action, the term "prior consultation" means advance notice of such action and a reasonable opportunity to discuss such action in good faith prior to the taking thereof. For purposes of this Agreement, references to a party's "knowledge" refer to the knowledge of the executive officers of such party after reasonable investigation of the relevant matters, including without limitation inquiries of the officers or employees of the party or its subsidiaries that reasonably should be expected to have knowledge regarding such matters.

            (c) Insofar as any provision of this Agreement shall require a subsidiary to take or omit to take any action, such provision shall be deemed a covenant by BNY or

Putnam Trust, as the case may be, to cause such action or omission to occur.

            8.9 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

            8.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

            8.11 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit right or remedies except that the provisions of Section 5.13 shall inure to the benefit of the holders of stock options and Section 5.15 shall inure to the benefit of the persons referred to therein.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.


                                    THE BANK OF NEW YORK
                                      COMPANY, INC.



                                    By: /s/ Thomas A. Renyi
                                        Name:  Thomas A. Renyi
                                        Title: President



                                    THE PUTNAM TRUST COMPANY
                                      OF GREENWICH



                                    By: /s/ David W. Wallace
                                        Name:  David W. Wallace
                                        Title: Chairman of the Board

Pursuant to the requirements of Section 36-193u of The Banking Law of Connecticut, this Agreement has been signed by the following persons, each in the capacity of member of the Board of Directors of The Putnam Trust Company of Greenwich:


        /s/ Michael M. Cassell             /s/ Robert H. Clark, Jr.
           Michael M. Cassell                 Robert H. Clark, Jr.


       _________________________              /s/ Philip M. Drake
        George F. Clements, Jr.                 Philip M. Drake

         /s/ R. Michael Dunne              _________________________
            R. Michael Dunne                 Desmond G. FitzGerald


        /s/ Michael E. Gellert               /s/ Mary Grant Lynch
           Michael E. Gellert                   Mary Grant Lynch


       _________________________             /s/ David W. Wallace
           Andrew Rockefeller                   David W. Wallace

          /s/ Joan M. Warburg             /s/ Clark M. Whittemore, Jr.
            Joan M. Warburg                 Clark M. Whittemore, Jr.


       _________________________
         Joseph S. Wilcox, Jr.

                                                            Annex 1







                    [Form Director and Executive Officer
                             Letter Agreement]

                                                [Date], 1995



The Bank of New York Company, Inc.,
   One Wall Street,
      New York, New York  10286.


            Re:  Proposed Agreement and Plan of
                  Merger by and between The Bank
                  of New York Company, Inc. and
                  The Putnam Trust Company of Greenwich

Ladies and Gentlemen:

            The undersigned is a director of The Putnam Trust Company of Greenwich, a Connecticut state bank and trust company ("Putnam Trust"), and is the beneficial holder of the number of shares of common stock of Putnam Trust set forth next to the signature line of this Letter Agreement (the "Shares").

            Putnam Trust and The Bank of New York Company, Inc. ("BNY") are considering execution of an Agreement and Plan of Merger (the "Merger Agreement") contemplating a statutory merger of Putnam Trust with and into a wholly owned subsidiary of BNY (the "Merger"), such execution being subject in the case of BNY to the execution and delivery of this Letter Agreement. In consideration of the substantial expenses and other obligations BNY will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce BNY to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in the undersigned's capacity as a shareholder of Putnam Trust and not in the undersigned's capacity as a director or executive officer of Putnam Trust, as follows:

            1. The undersigned will vote or cause to be voted for approval of the Merger all of the Shares; provided, that, with respect to any Shares held by the undersigned in a bona fide fiduciary capacity, the undersigned may otherwise vote or cause to be voted such shares if, after having consulted with and considered the written advice of counsel (a copy of which shall be provided to BNY), the undersigned has determined that to vote or cause to be voted such Shares in favor of the Merger would cause the undersigned to breach his/her fiduciary duties under applicable Connecticut law.

            2. The undersigned will not effect any voluntary transfer or other disposition of any of the Shares or of any interest therein, unless the person acquiring the Shares agrees to be bound by the terms hereof; provided, that, with respect to any Shares held by the undersigned in a bona fide fiduciary capacity, the undersigned may transfer or dispose of such Shares other than in compliance with the preceding clause if, after having consulted with and considered the written advice of counsel (a copy of which shall be provided to BNY), the undersigned has determined that to not so transfer or dispose of such Shares would cause the undersigned to breach his/her fiduciary duties under applicable Connecticut law. In the case of any transfer by operation of law, this Letter Agreement shall be binding upon and inure to the transferee. Any transfer or other disposition in violation of the terms of this paragraph 2 shall be null and void.

            3. The undersigned shall take or cause to be taken all action reasonably necessary or desirable on the undersigned's part so as to permit consummation of the Merger at the earliest possible date and shall not take, or cause or to the best of the undersigned's ability permit to be taken, any action which would substantially impair the prospects of completing the Merger pursuant to the Merger Agreement.

            4. This letter agreement shall terminate at the time of the termination of the Merger Agreement, except that any such termination shall be without prejudice to your rights arising out of any willful breach of any covenant or representation contained herein.

            This Letter Agreement constitutes the complete understanding between the undersigned and BNY concerning the subject matter hereof. This Letter Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed within such state.

                                    Very truly yours,



                                    ____________________________
Number of Shares Held:              Signature



__________________________          ____________________________
                                    Print Name

ACCEPTED

THE BANK OF NEW YORK
   COMPANY, INC.



By: ______________________

                                                                    Annex 2





                    [Form of Supplement for Merger Bank]


            SUPPLEMENT, dated as of the [day] day of [month], 1995 (this "Supplement"), to the Agreement and Plan of Merger, dated as of the 25th day of March, 1995 (the "Merger Agreement"), by and between The Bank of New York Corporation, Inc. ("BNY") and the Putnam Trust Company of Greenwich.

            WHEREAS, pursuant to Section 1.4 of the Merger Agreement, BNY has agreed to have the undersigned become a party to the Merger Agreement.

            NOW, THEREFORE, by its execution of this Supplement, as of the date hereof the undersigned adopts and becomes a party to the Merger Agreement, as required by Section 1.4 thereof, and agrees to perform all obligations and agreements of it set forth therein.

            IN WITNESS WHEREOF, this Supplement has been duly executed and delivered by the undersigned officer duly authorized thereunto as of the date first hereinabove written.


                                    [Name of Merger Bank]



                                    By: __________________________
                                         Name:
                                         Title:

Pursuant to the requirements of Section 36-193u of The Banking Law of Connecticut, this Supplement has been signed by the following persons, each in the capacity of member of the Board of Directors of [name of Merger Bank].






_________________________           _________________________
        [name]                                 [name]


_________________________           _________________________
        [name]                                 [name]


_________________________           _________________________
        [name]                                 [name]


_________________________           _________________________
        [name]                                 [name]


_________________________           _________________________
        [name]                                 [name]


_________________________           _________________________
        [name]                                 [name]


_________________________           _________________________
        [name]                                 [name]

                                                                    Annex 3





                        CERTIFICATE OF INCORPORATION

                                     OF

                   THE PUTNAM TRUST COMPANY OF GREENWICH


            FIRST.  The corporation is a capital stock state bank and trust company.  The name of the corporation is The Putnam Trust Company of

Greenwich.

            SECOND.  The main office of the corporation is located in

Greenwich, Connecticut.

            THIRD.  The authorized capital stock of the corporation is

$4,000,000, and the total number of shares that the corporation shall have authority to issue is 20,000 shares of Common Stock, with a par value of

$200 per share.

            FOURTH.  The minimum amount of equity capital with which the corporation shall commence business is $5,000,000.

            FIFTH.  A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Banking Law of

Connecticut as currently in effect or as the same may hereafter be amended.

No amendment, modification or repeal of this Article FIFTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

            SIXTH.  The name and business address of the sole organizer is

[ABC], [address], New York, New York [zip code].  The organizer is a bank holding company registered under the Bank Holding Company Act of 1956, as amended.

            SEVENTH.  The name, occupation and business address of each prospective initial director of the corporation are:

        Full Name             Occupation           Business Address


 [name]

 [name]

 [name]



            IN WITNESS WHEREOF, this certificate of incorporation has been executed and acknowledged by a duly authorized officer of the organizer named herein this [day] day of [month], 199[5].

                                    ABC




                                    By: __________________________
                                        Name:
                                        Title:

STATE OF NEW YORK    )
                     )    ss.:
COUNTY OF NEW YORK   )


            On this _____ day of _______, 199[5] personally appeared before me [name] to me known to be the person described in and who executed the foregoing certificate, and acknowledged that he executed the same.



                                          _________________________

                                                                    Annex 4



             Schedule of Certain Assumed Employment Agreements




1. Employment Agreement, dated as of the 14th day of March 1995, between The Putnam Trust Company of Greenwich ("Putnam Trust") and Michael M. Cassell.

2. Employment Agreement, dated as of the 9th day of March 1995, between Putnam Trust and Michael A. Selikoff.

3. Employment Agreement, dated as of the 22nd day of April 1985, between Putnam Trust and James F. McLean (as extended and amended on March 28, 1994).

4. Employment Agreement, dated as of the 25th day of July 1984, between Putnam Trust and John H. Kuck (as extended and amended on March 28,
      1994).

5. Employment Agreement, dated as of the 15th day of June 1990, between Putnam Trust and Robert E. O'Brien, Jr. (as extended and amended on March 28, 1994).

6. Employment Agreement, dated as of the 25th day of July 1984, between Putnam Trust and William R. Moller (as extended and amended on March 28, 1994).

7. Employment Agreement, dated as of the 18th day of November 1991, between Vincent A. Griffin, Jr. and Putnam Trust.

8. Employment Agreement, dated as of the 25th day of July 1984, between Putnam Trust and Haven A. Knight.

9. Employment Agreement, dated as of the 25th day of July 1984, between Putnam Trust and Donald R. Blair.

10. Employment Agreement, dated as of the 25th day of July 1984, between Putnam Trust and John A. Murray.

                                                                    Annex 5




                       [Form of Affiliate Agreement]



The Bank of New York Corporation, Inc.,
   One Wall Street,
      New York, New York  10286.


            Re:  Agreement and Plan of Merger by
                 and between The Bank of New York
                 Company, Inc. and The Putnam
                 Trust Company of Greenwich

Ladies and Gentlemen:

            I have been advised that I may be considered an "affiliate" of The Putnam Trust Company of Greenwich ("Putnam Trust") for purposes of
Rule 145 of the General Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the Agreement and Plan of Merger, dated as of the 25th day of March, 1995 (the "Merger Agreement"), by and between you and Putnam Trust, I will receive shares of common stock of The Bank of New York Company, Inc. (the "Shares") in exchange for the shares of stock of Putnam Trust owned by me at the effective time of the merger provided for in the Merger Agreement (the "Merger").

            I represent and warrant to, and agree with, you that:

            A. I will not make any sale, transfer or other disposition of my Shares in violation of the Securities Act or the Rules and Regulations.

            B. I have been advised that the offering, sale and delivery of the Shares to me in the Merger have been registered under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that, since I may be considered an "affiliate" of Putnam Trust at the time the Merger is submitted for a vote of the shareholders of Putnam Trust, any public offering or sale by me of any of the Shares will, under current law, require either (i) the further registration under the Securities Act of the Shares to be offered and sold, (ii) compliance by me with SEC Rule 145 under the Securities Act in connection with such offer and sale or (iii) the availability of another exemption from registration of such Shares under the Securities Act for such offer and sale.

            C. I have carefully read this Letter Agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for Putnam Trust.

            D. I have been informed by Putnam Trust that the Shares have not been registered under the Securities Act for distribution by me and that the Shares must be held by me for at least two years unless
      (i) such Shares have been registered for distribution under the Securities Act, (ii) a sale of the Shares is made in conformity with the volume and other limitations of SEC Rule 145 under the Securities Act or (iii) in the opinion of counsel reasonably acceptable to you, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer or other disposition of the Shares.

            E. I understand you are under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available to me.

            F. I also understand that stop transfer instructions will be given to all transfer agents for the Shares and that there will be placed on the certificates for the Shares issued to me, or any replacements or substitutes therefor, a legend stating in substance:

                  "The shares represented by this certificate were
            issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement, dated [date], 1995, between the registered holder hereof and the issuer, a copy of which agreement will be mailed to the holder hereof without charge promptly after receipt by the issuer of a written request therefor."

            G. I also understand that, unless the transfer by me of my Shares has been registered under the Securities Act or is a sale made in conformity with the provisions of SEC Rule 145, you shall have the right to place the following legend on the certificates issued to any transferee of such Shares:

                  "The shares represented by this certificate have
            not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

            It is understood and agreed that the legends set forth in paragraphs F and G above shall be removed by the delivery of substitute certificates without such legend if I shall have delivered to you a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to you, to the effect that such legend is not required for purposes of the Securities Act.

            By your acceptance hereof, you agree, for a period of three years after the effective time of the Merger, that you will file on a timely basis all reports required to be filed by you pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of SEC Rule 144(c) under the Securities Act are satisfied and the resale provisions of SEC Rules 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any Shares issued to me in the Merger.

            This letter constitutes the complete understanding between us concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed within such state.

                                    Very truly yours,



                                    ______________________________
                                        (Name of Affiliate)


                              Address for notices:



ACCEPTED:

THE BANK OF NEW YORK
  COMPANY, INC.



By:________________________